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                                                                    EXHIBIT 10.1

                     DEBENTURE AND SHARE PURCHASE AGREEMENT

         This Debenture and Share Purchase Agreement ("Agreement") is made as of February 6, 2004 by and among Halsey Drug Co., Inc., a New York corporation ("Company"), Essex Woodlands Health Ventures V, L.P., a Delaware limited partnership ("Essex"), Care Capital Investments, L.P., a Delaware limited partnership ("Care Capital"), Galen Partners III, L.P., a Delaware limited partnership ("Galen and, together with Essex, Care Capital, Galen and the Additional Investors joining the Agreement in accordance with its terms, the "Purchasers").

                             PRELIMINARY STATEMENTS

         The Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, the Convertible Senior Secured Debentures in the aggregate principal amount of up to $14 million, subject to increase as provided herein, substantially in the form of Exhibit A attached to this Agreement (as they may be amended, supplemented or otherwise modified from time to time in accordance with their terms, the "Debentures"), all on the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

         In consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I

                              INTENTIONALLY OMITTED

                                   ARTICLE II

               SALE AND PURCHASE OF DEBENTURES; SECURITY DOCUMENTS

2.1.     SALE AND PURCHASE OF DEBENTURES

         At the initial Closing, on the terms and subject to the conditions and in reliance on the representations and warranties contained in this Agreement, or made pursuant to this Agreement, the Company shall issue, sell and deliver to each Purchaser and such Purchaser's designees, and each Purchaser, severally and not jointly, will purchase from the Company, the Debentures for the purchase prices set forth opposite such Purchaser's name on Exhibit B. Such purchase price may be paid in a combination of cash payments and the exchange of Bridge Notes plus accrued and unpaid interest, in each case as specified on Exhibit B.

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2.2      COMPANY SECURITY DOCUMENTS

         All of the obligations of the Company under the Transaction Documents to or for the benefit of the Purchasers (or their agents and representatives) shall be secured by the following items (collectively, the "Company Debenture Collateral"), each of which, except for Permitted Liens, shall be (i) junior and subordinate to the lien granted to the holders of the Senior Notes, and (ii) senior and superior to those liens granted to the investors in the Existing Debentures, all as more specifically set forth in the Subordination Agreement:

         (a) a lien on all the personal property and assets of the Company now existing or hereinafter acquired granted pursuant to the Company General Security Agreement, including, without limitation, a lien on and security interest in all of the issued and outstanding shares of common stock of the Guarantors pursuant to a separate Stock Pledge Agreement; and

         (b) collateral assignments of all leases, contracts, patents, copyrights, trademarks and service marks of the Company.

         Notwithstanding the foregoing, each of the Purchasers acknowledge and agree that the liens and security interests granted by the Company to secure the Company's obligations under the Debentures and the Transaction Documents shall be released upon the written consent of the holders of at least 60% of the outstanding principal amount of the Debentures, and that upon receipt of such consent, the Company shall be authorized to file UCC-3 Termination Statements (or such other filings as shall be necessary) in the appropriate jurisdictions to release the lien and security interests granted by the Company in favor of the Purchasers under the Transaction Documents.

2.3.     GUARANTIES

         All of the obligations of the Company under the Debentures shall be guaranteed pursuant to the Guaranties by the Guarantors.

2.4.     GUARANTOR SECURITY DOCUMENTS

         All of the obligations of the Guarantors under the Guaranties shall be secured by the following (collectively, the "Guarantor Debenture Collateral") each of which, except for Permitted Liens, shall be a lien ranking (i) junior and subordinate to the lien granted to the holders of the Senior Notes, and (ii) senior and superior to those liens granted to the investors in the Existing Debentures, all as more specifically set forth in the Subordination Agreement:

         (a) a lien on all of the personal property and assets of the respective Guarantors now existing or hereinafter acquired, granted pursuant to the Guarantors General Security Agreement; and

         (b) collateral assignments of all leases, contracts, patents, copyrights, trademarks and service marks of the Guarantors.

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         Notwithstanding the foregoing, each of the Purchasers acknowledge and agree that the liens and security interests granted by the Guarantors to secure each such Guarantor's obligations under the Transaction Documents shall be released upon the written consent of the holders of at least 60% of the outstanding principal amount of the Debentures, and that upon receipt of such consent, the Company shall be authorized to file UCC-3 Termination Statements (or such other filings as shall be necessary) in the appropriate jurisdictions to release the liens and security interests granted by the Guarantors in favor of the Purchasers under the Transaction Documents.

                                  ARTICLE III

                    CLOSING; ADJUSTMENTS TO CONVERSION PRICE

3.1.     CLOSING

         The initial Closing will take place at the offices of St. John & Wayne, L.L.C., Two Penn Plaza East, Newark, New Jersey 07105 simultaneously with the execution of this Agreement, or such other place, time and date as shall be mutually agreed to by the Company and the Purchasers. The Company and the Purchasers acknowledge and agree that the Debentures may be sold by the Company on one or more Closing Dates; provided, however, that (i) the aggregate principal amount of the Debentures shall not exceed $14 million without the prior written consent of the holders of at least 60% of the principal amount of the Debentures then held by Capital Investment II, LP, Essex Woodlands Health Ventures V, L.P., Galen Partners III, L.P. and (ii) that no Debentures shall be issued after the Termination Date. Upon the issuance of additional Debentures under this Agreement, any additional Purchaser (each an "Additional Investor") shall be required to execute a Joinder Agreement, which Joinder Agreement shall include the aggregate principal amount of the Debentures issued to such Purchaser. Any Additional Investors in the Debentures executing a Joinder Agreement shall be deemed a "Purchaser" for all purposes of this Agreement. Each issuance to an Additional Investor shall be made on the terms and conditions of this Agreement.

3.2.     CLOSING DELIVERIES

         On the Closing Date, the Company shall deliver to each Purchaser a Debenture, dated the Closing Date, in the principal amount set forth opposite the name of such Purchaser in Exhibit B. The Company shall deliver the foregoing Debentures against receipt by the Company from each Purchaser of an amount equal to the aggregate purchase price for the Debentures to be purchased by such Purchaser at the Closing, as set forth opposite the name of such Purchaser on Exhibit B, in each case by surrender of Bridge Notes and/or wire transfer in immediately available funds in U.S. dollars to an account designated by the Company or a certified or official bank check payable to the order of the Company drawn upon or issued by a bank which is a member of the New York Clearinghouse for banks.

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                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         As a material inducement to each Purchaser to enter into and perform its obligations under this Agreement, except as set forth in the Schedule of Exceptions, the Company hereby represents and warrants to each Purchaser as follows:

4.1.     ORGANIZATION AND EXISTENCE

         The Company is a corporation duly organized, validly existing and in good standing under the laws of New York and is qualified to do business in such other jurisdictions as the nature or conduct of its operations or the ownership of its properties require such qualification. The Company does not own or lease any property or engage in any activity in any jurisdiction that might require qualification to do business as a foreign corporation in such jurisdiction and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect or subject the Company to a material liability. The Company has furnished the Purchasers with true, correct and complete copies of its Certificate of Incorporation, By-Laws and all amendments thereto, as of the date hereof.

4.2.     SUBSIDIARIES AND AFFILIATES

         Section 4.2 of the Schedule of Exceptions sets forth the name, jurisdiction of incorporation and authorized and outstanding capitalization of each Subsidiary. Except as disclosed in Section 4.2 of the Schedule of Exceptions, all of the outstanding shares of capital stock of each of the Subsidiaries are duly and validly authorized, are validly issued and are fully paid and nonassessable and have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws. Except as set forth in Section 4.2 of the Schedule of Exceptions, the Company has, and upon the Closing will have, no Subsidiaries and will not own of record or beneficially any capital stock or equity interest or investment in any corporation, association or business entity. Except as disclosed in Section 4.2 of the Schedule of Exceptions, each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted. Except as set forth in Section 4.2 of the Schedule of Exceptions, no Subsidiary owns or leases any property or engages in any activity in any jurisdiction which might require such Subsidiary to qualify to do business as a foreign corporation in such jurisdiction and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect or subject such Subsidiary to a material liability.

4.3. CAPITALIZATION

         (a) As of the date hereof, the Company's authorized capital stock consists of 80,000,000 shares of Common Stock, of which 21,601,704 shares are outstanding and approximately 239,200,000 shares are reserved for issuance for the purposes set forth in Section 4.3 of the Schedule of Exceptions. Set forth in Section 4.3 of the Schedule of Exceptions is a complete and correct list, as of the date hereof, and as of the Closing Date, of the number of shares of Common Stock held by the Company's public stockholders generally, stockholders

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holding in excess of 5% of the Company's Common Stock and all holders of options, warrants, debentures and other securities convertible or exercisable for Common Stock. Such schedule is complete and correct in all material respects.

         (b) Upon the effectiveness of the Charter Amendment, the Company's authorized capital stock will consist of (i) 650,000,000 shares of Common Stock, and (ii) 290,000,000 shares of Preferred Stock, of which (1) 45,000,000 shares will be Series A Preferred, (2) 25,000,000 shares will be Series B Preferred,
(3) 70,000,000 shares will be Series C-1 Preferred, (4) 50,000,000 shares will be Series C-2 Preferred and (5) 100,000,000 shares will be Series C-3 Preferred.

         (c) All the issued and outstanding shares of capital stock of the Company are (i) duly authorized and validly issued, (ii) fully paid and nonassessable and (iii) have been offered, issued, sold and delivered by the Company in compliance with applicable federal and state securities laws. Other than as set forth in Section 4.3 of the Schedule of Exceptions, there are no outstanding preemptive, conversion or other rights, options, warrants, calls, agreements or commitments granted or issued by or binding upon the Company or any Subsidiary, for the purchase or acquisition of any shares of its capital stock or securities convertible into or exercisable or exchangeable for capital stock.

4.4.     AUTHORIZATION

         (a) Each of the Company and the Guarantors has all requisite corporate power and authority (i) to execute and deliver, and to perform and observe their respective obligations under, the Transaction Documents to which it is a respective party, and (ii) to consummate the transactions contemplated hereby and thereby, including, without limitation, the grant of any security interest, mortgage, payment trust, guaranty or other security arrangement by the Company in, on or in respect of the Company Debenture Collateral, and by any and all of the Guarantors in, on or in respect of the Guarantor Debenture Collateral.

         (b) All corporate action on the part of (i) the Company and the directors and, except as set forth in Section 4.4(b) of the Schedule of Exceptions or as otherwise provided in Sections 9.7 and 9.17 of this Agreement, the stockholders of the Company necessary for the authorization, execution, delivery and performance by the Company of the Transaction Documents and the transactions contemplated therein, and for the authorization, issuance and delivery of the Debentures and Shares, has been taken and (ii) each Guarantor and their respective directors and stockholders necessary for the authorization, execution, delivery and performance by each Guarantor of the Guarantors General Security Document, the Guaranties and the transactions contemplated therein or in any other Transaction Document with respect to the Guarantors, has been taken.

4.5.     BINDING OBLIGATIONS; NO MATERIAL ADVERSE CONTRACTS

         The Transaction Documents constitute valid and binding obligations of the Company and the Guarantors enforceable in accordance with their respective terms. Except as set forth in Section 4.5 of the Schedule of Exceptions and as provided in Section 9.17 of this Agreement, the execution, delivery and performance by the Company and the Guarantors of the Transaction

                                       5

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Documents and compliance therewith will not result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default, or accelerate or permit the acceleration of any rights or obligations, under, any provision of state, local, federal or foreign law to which the Company or either of the Guarantors is subject, the Certificate of Incorporation, as amended, or the By-Laws, as amended, of the Company or either of the Guarantors, the Watson Term Loan and the Existing Debentures or any other mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which the Company or either of the Guarantors is a party or by which it is bound, and except for Permitted Liens, result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or either of the Guarantors pursuant to any such term. Except as set forth in Section 4.3 of the Schedule of Exceptions, no stockholder of the Company or either Guarantor has or will have any preemptive rights or rights of first refusal by reason of the issuance of the Debentures or Shares issuable upon conversion or exercise of the Debentures.

4.6.     COMPLIANCE WITH INSTRUMENTS

         Neither the Company nor any Subsidiary (a) is in violation of its organizational documents, (b) is in default, and no event has occurred which, with the giving of notice, or the lapse of time, or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any material agreement, including, without limitation, the Watson Term Loan, and the Existing Debentures, any license, indenture or other instrument to which it is a party or by which it is bound or to which any of its property or assets is subject or (c) is in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property may be subject (including without limitation any Legal Requirements relating to the biotechnology and pharmaceutical industry) except for (x) such defaults and violations set forth in Section 4.6 of the Schedule of Exceptions, and (y) such violations under clause (b) and (c) that would not, individually or in the aggregate, have a Material Adverse Effect.

4.7.     LITIGATION

         Except as set forth in Section 4.7 of the Schedule of Exceptions, there are no actions, suits or proceedings (including governmental or administrative proceedings), investigations, third-party subpoenas or inquiries by any regulatory agency, body or other governmental authority, to which the Company or any of the Subsidiaries is a party or is subject, or to which any of their authorizations, consents and approvals or other properties or assets, is subject, which is pending, or, to the best knowledge of the Company, threatened or contemplated against the Company or any Subsidiary, or any of such property or assets, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Company is not subject to any actions, suits or proceedings (including governmental or administrative proceedings), investigation, third-party subpoenas or inquiries by any regulatory agency, body or other governmental authority or any third Person regarding its accounting practices or policies.

4.8. FINANCIAL INFORMATION; SEC DOCUMENTS

         (a) The Company has furnished to the Purchasers complete and correct copies of the

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consolidated financial statements of the Company and its Subsidiaries, including consolidated balance sheets as of December 31, 2002 and 2001 and consolidated statements of operations, changes in cash flows and stockholders' equity, covering the three years ended December 31, 2002, all of which statements have been certified by Grant Thornton LLP, independent accountants within the meaning of the Securities Act and the rules and regulations thereunder, and all of which statements are included or incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC under the Exchange Act. Such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as otherwise stated therein and fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations for such periods. The Company's auditors have raised no material issues nor delivered any material correspondence with respect to any of the Company's financial statements or financial affairs.

         (b) The Company has also furnished to the Purchasers the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2003, and the related unaudited consolidated statements of operations, consolidated statements of cash flow and consolidated statements of stockholders' equity for the nine months ended September 30, 2003. Such financial statements were prepared in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 4.8(a) and fairly present the consolidated financial position of the Company and its Subsidiaries as of such date and their consolidated results of operations for such periods (subject to normal year-end adjustments).

         (c) None of the documents filed by the Company with the SEC since December 31, 1997 contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not false or misleading in light of the circumstances in which they were made. There are no facts which the Company has not disclosed to the Purchasers which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         (d) Except as set forth in Section 4.8 of the Schedule of Exceptions or in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, subsequent to December 31, 2002, (i) none of the Company or any Guarantor has incurred any liability or obligations, direct or indirect, or entered into any transactions not in the ordinary course of business, in either case which is material to the Company or any Guarantor, as a whole, (ii) there has not been any material change in the short-term debt or long-term debt of any of the Company or any Guarantor, (iii) there has been no material change in the Company's accounting principles and (iv) none of the Company or any Guarantor has taken any actions which would have been prohibited under Article X if taken after the date hereof.

         (e) Except as set forth in Section 4.8 of the Schedule of Exceptions or in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, since December 31, 2002, there has been no Material Adverse Effect with respect to the Company and its Subsidiaries.

                                       7

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4.9.     OFFERING EXEMPTION

         (a) None of the Company, its Affiliates or any Person acting on its or their behalf has engaged or will engage, in connection with the offering and sale of the Debentures, in any form in general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act, and none of the Company, or any of its Affiliates has, directly or indirectly, solicited any offer to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Debentures in a manner that would require the Debentures to be registered under the Securities Act. Assuming the accuracy of the representations and warranties given by the Purchasers in
Article V below, the offering, sale and issuance of the Debentures and Shares have been, are, and will be exempt from registration under the Securities Act, and such offering, sale and issuance is also exempt from registration under applicable state securities and "blue sky" laws.

         (b) None of the Company or any Guarantor is, or upon consummation of the transactions contemplated under the Transaction Documents, will be, subject to registration as an "investment company" under the 1940 Act.

4.10.    PERMITS; GOVERNMENTAL AND OTHER APPROVALS

         (a) Other than as set forth in Section 4.10 of the Schedule of Exceptions or in the Company Reports, each of the Company and its Subsidiaries possesses all necessary consents, approvals, authorizations, orders, registrations, stamps, filings, qualifications, licenses, permits or other analogous acts by, of, from or with all public, regulatory or governmental agencies, bodies and authorities and all other third parties, to own, lease and operate its respective properties and to carry on its business as now conducted and proposed to be conducted except to the extent that the failure to obtain any such consents, approvals, authorizations, orders, registrations, stamps, filings, qualifications, licenses or permits would not have a Material Adverse Effect. Other than as set forth in Section 4.10 of the Schedule of Exceptions, or as otherwise contemplated in Article VI and IX hereof, no approval, consent, authorization or other order of, and no designation, filing, registration, qualification or recording with, any governmental authority or any other Person is required in connection with the Company's valid execution, delivery and performance of this Agreement or the offer, issuance and sale of the Debentures by the Company to the Purchasers or the consummation of any other transaction contemplated on the part of the Company hereby.

         (b) Without limiting the generality of the representations and warranties made in Section 4.10(a), the Company represents and warrants that (i) it and the Guarantors are in compliance with all applicable provisions of the FDC Act, except where any such noncompliance could not reasonably be expected to have a Material Adverse Effect; (ii) its products and those of the Guarantors are not adulterated or misbranded and are in lawful distribution; and (iii) it and the Guarantors are, and will be, in compliance with the following specific requirements: (A) the Company and the Guarantors have registered all of their facilities with the FDA, (B) the Company and the Guarantors have listed their drug products with the FDA, (C) each drug product marketed by the Company or any Guarantor is the subject of an

                                       8

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application approved by the FDA, (D) all drug products marketed by the Company or either Guarantor comply with any conditions of approval and the terms of the application submitted to the FDA, (E) all of the Company's and the Guarantors' drug products are manufactured in compliance with the FDA's good manufacturing practice regulations, (F) all of the Company's and the Guarantors' products are labeled and promoted in accordance with the terms of the marketing application and the provisions of the FDC Act, (G) all adverse events relating to the Company and the Guarantors that were required to be reported to the FDA have been reported to the FDA in a timely manner, (H) each of the Company and the Guarantors is in compliance with the terms of the consent agreement entered into by the Company with the United States Attorney for the Eastern District of New York on behalf of the FDA on June 29, 1993, as amended, (I) to the Company's best knowledge, neither the Company nor any Guarantor is employing or utilizing the services of any individual who has been debarred under the FDC Act, (J) all stability studies required to be performed for products distributed by the Company or a Guarantor have been completed or are ongoing in accordance with the applicable FDA requirements, (K) none of the Company's or a Guarantor's products have been exported for sale outside the United States, and (L) each of the Company and the Guarantors is in compliance with the provisions of the Prescription Drug Marketing Act, to the extent applicable; except, with respect to subclauses (iii)(E), (iii)(H), (iii)(G), (iii)(K) and (iii)(L) above, where any such noncompliance could not reasonably be expected to have a Material Adverse Effect.

         (c) Without limiting the generality of the representations and warranties made in Section 4.10(a), the Company also represents and warrants that it and the Guarantors are in compliance with all applicable provisions of the CSA and that the Company and the Guarantors are in compliance with the following specific requirements, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect: (i) the Company and the Guarantors are registered with the DEA at each facility where controlled substances are exported, imported, manufactured or distributed; (ii) all controlled substances are stored and handled pursuant to DEA security requirements; (iii) all records and inventories of receipt and distributions of controlled substances are maintained in the manner and form as required by DEA regulations; (iv) all reports, including, but not limited to, ARCOS, manufacturing quotas, production quotas, and disposals, have been submitted to the DEA in a timely manner; (v) all adverse events, including thefts or significant losses of controlled substances, have been reported to the DEA in a timely manner; (vi) to the Company's best knowledge, neither the Company nor any Guarantor is employing any individual, with access to controlled substances, who has previously been convicted of a felony involving controlled substances; and
(vii) any imports or exports of controlled substances have been conducted in compliance with the CSA and DEA regulations.

4.11.    SALES REPRESENTATIVES; CUSTOMERS AND KEY EMPLOYEES

         (a) Except as set forth in Section 4.11 of the Schedule of Exceptions, to the best knowledge of the Company, no independent sales representatives, customers, officers or key employees or group of key employees of the Company or any Guarantor has any intention to terminate his, her or its relationship with the Company or such Guarantor on or after the Closing or, in the case of employees, leave the employ of the Company or any of the Guarantors on and after the Closing, nor has the Company or any of the Guarantors discussed or taken any steps to

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terminate the employment of any officer or key employee or group of key employees. Other than as set forth in Section 4.11 of the Schedule of Exceptions, all personnel of the Company and any of the Guarantors are employed on an "at will" basis and may be terminated upon notice of not more than 30 days.

         (b) To the Company's best knowledge, no employee of the Company or any of the Guarantors, or any consultant (including any scientific advisor) with whom the Company or any of the Guarantors has contracted, is in violation of any term of any employment contract, proprietary information agreement, licenses, or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company or any of the Guarantors because of the nature of the business conducted by the Company and the Guarantors; and the continued employment by the Company or any of the Guarantors of their present employees, and the performance of the Company's and the Guarantor's contracts with its independent contractors, will not result in any such violation, except where any such violation could not reasonably be expected to have a Material Adverse Effect. None of the Company or any of the Guarantors has received any written, or to the best knowledge of the Company, oral notice alleging that any such violation has occurred.

         (c) All of the Company's and any of the Guarantor's consultants (including scientific advisors), officers and key employees are subject to customary non-disclosure, non-competition and assignment of invention agreements.

4.12.    COPYRIGHTS, TRADEMARKS AND PATENTS; LICENSES

         (a) Section 4.12 of the Schedule of Exceptions sets forth a list of all of the Company's and any Guarantor's Intellectual Property Rights. The Intellectual Property Rights are, to the best of the Company's best knowledge, fully valid and are in full force and effect.

         (b) The Company or a Guarantor owns outright all of the Intellectual Property Rights listed on Section 4.12 of the Schedule of Exceptions attached hereto free and clear of all liens and encumbrances except for the Permitted Liens, and does not pay, and is not required to pay, any royalty to anyone under or with respect to any of them.

         (c) Neither the Company nor any Guarantor has licensed anyone to use any of such Intellectual Property Rights and has no knowledge of, nor has it received any notice relating to, the infringing use by the Company or any Guarantor of any Intellectual Property Rights.

         (d)      The Company has no knowledge, nor has it received any notice
(i) of any conflict with the asserted rights of others with respect to any Intellectual Property Rights used in, or useful to, the operation of the business conducted by the Company and the Guarantors or with respect to any license under which the Company or a Guarantor is licensor or licensee; or (ii) that the Intellectual Property Rights infringe upon the rights of any third party.

         (e) Except as set forth in Section 4.12 of the Schedule of Exceptions, neither the Company nor any Guarantor is a party to any license agreement pursuant to which the Company is the licensor or licensee of any Intellectual Property Rights.

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4.13.    INVENTORY

         All inventory of the Company and the Subsidiaries consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2003. The quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted in the present circumstances of the Company.

4.14.    REGISTRATION RIGHTS

         Except as provided for in this Agreement or as set forth in Section
4.14 of the Schedule of Exceptions, neither the Company nor any Guarantor is under any obligation to register any of its currently outstanding securities or any of its securities which may hereafter be issued under the Securities Act in connection with any sale thereof.

4.15.    NO DISCRIMINATION; LABOR MATTERS

         Neither the Company nor any Guarantor in any manner or form discriminates, fosters discrimination or permits discrimination against any Person based on gender or age, or belonging to any minority race or believing in any minority creed or religion. No charge of discrimination in employment, whether by reason of age, gender, race, religion or other legally protected category that has been asserted or is now pending or, to the best knowledge of the Company and the Guarantors, threatened before the United States Equal Employment Opportunity Commission or other federal or governmental authorities. The Company and each Guarantor is in compliance with all applicable Legal Requirements respecting employment practices, terms and conditions of employment and wages and hours and is not and has not engaged in any unfair labor practice. The Company and each Guarantor has withheld and paid to the appropriate governmental authorities or is holding for payment not yet due to governmental authorities, all amounts required to be withheld from such employees of the Company or the Guarantors and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Section 4.15 of the Schedule of Exceptions, in connection with the operation of the Company's and each Guarantor's business, (a) there is no unfair labor practice charge or complaint against the Company or any Guarantor pending before the National Labor Relations Board or any other governmental agency arising out of the Company's or any Guarantor's activities and the Company has no knowledge, nor has it received notice of any facts or information that would give rise thereto; (b) there is no significant labor trouble, labor strike, material controversy, material unsettled grievance, dispute, request for representation, slowdown or stoppage actually pending against or affecting the Company or any of the Guarantors and, to the best knowledge of the Company, none is or has been threatened; and (c) none of the Company or any of the Guarantors has any collective bargaining agreements with respect to any personnel nor is the Company aware of any current attempts to organize or establish any labor union or employee association with respect to any personnel, nor is there any certification, interim certifications or voluntary recognition of any such union with regard to a bargaining unit.

4.16.    ENVIRONMENTAL MATTERS

         (a) Without limiting the generality of the representations and warranties given in Section 4.10(a), each of the Company and the Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations necessary or required for the operation of its business, except where the failure to possess such franchises, licenses, permits or other authority could not reasonably be expected to have a Material Adverse Effect, and all such permits, licenses and other authorizations are in full force and effect and each of the Company and, except as set forth in Section 4.16 of the Schedule of Exceptions, the Subsidiaries is in compliance with all terms and conditions of such permits, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect.

         (b) There is no proceeding pending or, to the best knowledge of the Company, threatened, which may result in the denial, rescission, termination, modification or suspension of any environmental or health or safety permits, licenses or other authorizations necessary for the operation of the business of the Company and the Subsidiaries.

         (c) During the occupancy by the Company or any Subsidiary of any real property owned or leased by the Company or such Subsidiary, neither the Company nor any Subsidiary, and to the best knowledge of the Company, no other Person, has caused or permitted materials to be generated, released, stored, treated, recycled, disposed of on, under or at such parcels, which materials, if known to be present, would require cleanup, removal or other remedial or responsive action under any environmental Legal Requirements. To the best knowledge of the Company, there are no underground storage tanks and no PCB, PCB contaminated oil or asbestos on any property leased by the Company or any Subsidiary.

         (d) Except as set forth in Section 4.16 of the Schedule of Exceptions, neither the Company nor any Subsidiary is subject to any judgment, decree, order or citation related to or arising out of environmental Legal Requirements, or has received notice that it has been named or listed as a potentially responsible party by any Person in any matter arising under environmental Legal Requirements.

         (e) To the Company's best knowledge, each of the Company and the Subsidiaries has disposed of all waste in full compliance with all environmental Legal Requirements.

4.17.    TAXES

         The Company and each of the Guarantors have (a) filed all necessary income, franchise and other material tax returns, domestic and foreign, (b) paid all taxes shown as due thereunder and (c) withheld and paid to the appropriate tax authorities all amounts required to be withheld from wages, salaries and other remuneration to employees. The Company has no knowledge, nor has it received notice, of any tax deficiency which might be assessed against the Company or any Guarantor which, if so assessed, could reasonably be expected to have a Material Adverse Effect.

4.18.    EMPLOYEE BENEFIT PLANS AND SIMILAR ARRANGEMENTS

         (a) Section 4.18 of the Schedule of Exceptions lists all employee benefit plans and collective bargaining, labor and employment agreements or other similar arrangements in effect to which the Company, the Guarantors, and any of their respective ERISA Affiliates are a party or by which the Company, the Guarantors, and any of respective ERISA Affiliates are bound, legally or otherwise, including, without limitation, (i) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement; (ii) any plan, agreement or arrangement providing for fringe benefits or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to employer-supplied automobiles, clubs, medical, dental, hospitalization, life insurance and other types of insurance, retiree medical, retiree life insurance and any other type of benefits for retired and terminated employees; (iii) any employment agreement; or (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA) (herein referred to individually as "Plan" and collectively as "Plans").

         (b) True and complete copies of the following documents with respect to any Plan of the Company, its Subsidiaries, and each ERISA Affiliate, as applicable, have been made available to each of the Purchasers: (i) the most recent Plan document and trust agreement (including any amendments thereto and prior plan documents, if amended within the last two years), (ii) the last two Form 5500 filings and schedules thereto, (iii) the most recent IRS determination letter, (iv) all summary plan descriptions, (v) a written description of each material non-written Plan, (vi) each written communication to employees intended to describe a Plan or any benefit provided by such Plan, (vii) the most recent actuarial report, and (viii) all correspondence with the IRS, the Department of Labor and the PBGC concerning any controversy. Each report described in clause
(vii) accurately reflects the funding status of the Plan to which it relates and subsequent to the date of such report there has been no adverse change in the funding status or financial condition of such Plan.

         (c) Each Plan is and has been maintained in compliance with applicable Legal Requirements, including but not limited to ERISA and the Code, and with any applicable collective bargaining agreements or other contractual obligations.

         (d) With respect to any 412 Plan, there has been no failure to make any contribution or pay any amount due as required by Section 412 of the Code, Section 302 of ERISA or the terms of any such Plan, and no funding waiver has been requested or received from the IRS. The assets of the Company, its Subsidiaries, or any ERISA Affiliates are not now, nor will they after the passage of time be, subject to any lien imposed under Section 412(n) of the Code by reason of a failure of the Company, any Subsidiary, or any ERISA Affiliate to make timely installments or other payments required under Section 412 of the Code.

         (e) No Plan subject to Title IV of ERISA has any Unfunded Pension Liability.

         (f) Except as shown on Section 4.18 of the Schedule of Exceptions, there are no pending, or to the best knowledge of the Company, its Subsidiaries, and ERISA Affiliates, threatened claims, investigations, actions or lawsuits, other than routine claims for benefits in the ordinary course, asserted or instituted against (i) any Plan or its assets, (ii) any ERISA Affiliate with respect to any 412 Plan, or (iii) any fiduciary with respect to any Plan for which the Company, its Subsidiaries, or any ERISA Affiliate may be directly or indirectly liable, through indemnification obligations or otherwise.

         (g) Except as set forth in Section 4.18 of the Schedule of Exceptions, none of the Company, any Subsidiary, or any ERISA Affiliate has incurred and or reasonably expects to incur (i) any Withdrawal Liability and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in Withdrawal Liabilities, or any liability under Section 4063, 4064, or 4243, or (ii) any outstanding liability under Title IV of ERISA with respect to any 412 Plan.

         (h) Except as shown on Section 4.18 of the Schedule of Exceptions, within the last five years, none of the Company, any Subsidiary or any ERISA Affiliate has transferred any assets or liabilities of a 412 Plan subject to Title IV of ERISA which had, at the date of such transfer, an Unfunded Pension Liability or has engaged in a transaction which may reasonably be subject to
Section 4212(c) or Section 4069 of ERISA.

         (i) None of the Company, any Subsidiary, or any ERISA Affiliate has engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan.

         (j) No "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Plan.

         (k) Neither the Company nor any of its Subsidiaries provides, or has provided, retiree welfare benefits for the benefit of any present or former employee or director.

         (l) Neither the Company nor any of its Subsidiaries has made any commitment or any formal plan to create any additional Plan or to modify or terminate (except to the extent required by applicable law) any existing Plan.

         (m) Neither the Company nor any of its Subsidiaries is a party to any plan, agreement or arrangement pursuant to the terms of which the consummation or announcement of any transaction contemplated by this Agreement will result (either alone or in connection with the occurrence of any additional or further acts or events) in any benefit under any Plan being established or becoming accelerated or immediately vested and payable.

         (n) The provisions of Section 280G of the Code will not apply with respect to any payment made or to be made pursuant to or in connection with any Plan.

4.19.    PERSONAL PROPERTY

         The Company and the Guarantors have good and marketable title to each item of equipment, machinery, furniture, fixtures, vehicles, structures and other personal property, tangible and intangible, included as an asset in the Financial Statements filed as part of the Company Reports, free and clear of any security interests, options, liens, claims, charges or encumbrances whatsoever, except as set forth in Section 4.19 of the Schedule of Exceptions and as disclosed in the Company General Security Agreement and the Guarantors General Security Agreement. The tangible personal property owned or used by the Company and each of the Guarantors on the date hereof in the operation of its business is adequate for the business conducted by the Company and each of the Guarantors.

4.20.    REAL PROPERTY

         (a) The Company and the Guarantors do not own any fee simple interest in real property other than as set forth in Section 4.20 of the Schedule of Exceptions (the "Owned Property"). The Company and the Guarantors do not lease or sublease any real property other than as set forth on Schedule 4.20 (the "Leased Property"). The Company has previously made available to the Purchasers a true and complete copy of all Leases. The Company and each Guarantor enjoys a peaceful and undisturbed possession of the Owned Property and Leased Property. No Person other than the Company or any Guarantor has any right to use or occupy any part of the Owned Property and the Leased Property. Except as set forth in Section 4.20 of the Schedule of Exceptions, the Leases are valid, binding and in full force and effect, all rent and other sums and charges payable thereunder are current, no notice of default or termination under any of the Leases is outstanding, no termination event or condition or uncured default on the part of the Company or, to the best of the Company's knowledge, on the part of the landlord, sublandlord, as the case may be, thereunder, exists under the Leases, and no event has occurred and no condition exists which, with the giving of notice, or the lapse of time, or both, would constitute such a default or termination event or condition. There are no subleases, licenses or other agreements granting to any Person other than the Company or the Guarantors any right to possession, use, occupancy or enjoyment of the Premises demised by the Leases. Each Owned Property and Leased Property is used in the conduct of the Company's or the Guarantors' business.

         (b) Without limiting the generality of the representations and warranties given in Section 4.10(a), all required permits, licenses, franchises, approvals and authorizations of all governmental authorities having jurisdiction over each Leased Property and from all insurance companies and fire rating and other similar boards and organizations have been issued to the Company and the Guarantors to enable each Leased Property or Owned Property to be lawfully occupied and used for all the purposes for which they are currently occupied and used and have been lawfully issued and are in full force and effect, except where the failure to possess such permits, licenses, franchises, approvals and authorizations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         (c) Neither the Company nor the Guarantors have received any notice nor have they any knowledge of any pending, threatened or contemplated condemnation proceeding affecting any Leased Property or the Owned Property or any part thereof.

4.21.    DISCLOSURE

         The information heretofore provided and to be provided in connection with this Agreement, including, without limitation, the Schedule of Exceptions and the Exhibits hereto, the Transaction Documents and each of the agreements, documents, certificates and writings previously furnished to the Purchasers or their representatives, do not and will not contain any untrue statement of a material fact and do not and will not omit to state a material fact necessary in order to make the statements and writings contained herein and therein not false or misleading in the light of the circumstances under which they were made. There are no facts that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect, which has not been set forth herein or in the Company Reports.

4.22.    SOLVENCY

         On the Closing Date (both before and after giving effect to its Guaranty and the transactions contemplated by the Transaction Documents), the Guarantors will be Solvent.

4.23.    INSURANCE

         (a) Each of the Company and the Guarantors maintains, with financially sound and reputable insurers, insurance against loss or damage by theft, fire, explosion and other risks customarily insured against by companies in the line of business of the Company or the Guarantors, in amounts sufficient to prevent the Company or the Guarantors from becoming a co-insurer of the property insured as well as insurance against other hazards and risks and liability to Persons and property to the extent and in the manner customary for companies in similar businesses similarly situated or as may be required by law, including, without limitation, general liability, fire and business interruption insurance, and product liability insurance as may be required pursuant to any license agreement to which the Company or the Guarantors is a party or by which it is bound.

         (b) The Company maintains D&O Insurance as detailed in Section 4.23(b) of the Schedule of Exceptions, which D&O Insurance is in full force and effect and as to which the Company has not received any notice of default, termination, change in terms, change in coverage or similar notice.

4.24.    NON-COMPETES

         Except as set forth in Section 4.24 of the Schedule of Exceptions, and as contemplated by Section 4.11(c), the Company and its Subsidiaries are not subject to any non-compete or similar arrangements with any Persons that restrict or may restrict the Company and its Subsidiaries from carrying on its business as now conducted and as it is proposed to be conducted.

4.25.    PRODUCT WARRANTY

         Except as set forth in Section 4.25 of the Schedule of Exceptions, or as reflected or reserved against in the Financial Statements, (a) to the knowledge of the Company, each product manufactured by the Company or any Subsidiary has been in material conformity with all applicable contractual commitments of the Company or any Subsidiary, and (b) no product currently manufactured by the Company or any Subsidiary is subject to any guaranty, warranty or indemnity of a contractual nature other than the applicable standard terms and conditions, if any, applicable to the sale or delivery of such product.

4.26.    MINUTE BOOKS

         The minute books of the Company and the Subsidiaries furnished to the Purchasers for review are accurate and complete.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         As a material inducement to the Company to enter into and perform its obligations under this Agreement, each Purchaser severally (as to itself and not with respect to any other Purchaser) represents and warrants to the Company as follows:

5.1.     ORGANIZATION AND GOOD STANDING

         The Purchaser, if a corporation, partnership, trust or other form of business entity, is duly organized, validly existing and in good standing under the laws of the state of its incorporation, formation or organization, as the case may be, and has, in all material respects, full power, authority and legal right to own its properties and conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement.

5.2.     DUE QUALIFICATION

         The Purchaser, if a corporation, partnership, trust or other form of business entity, is duly qualified to do business and, where necessary, is in good standing as a foreign corporation or company, as the case may be, (or is exempt from such requirement) and has obtained all necessary licenses and approvals in each jurisdiction in which the conduct of its business requires such qualification except where the failure to so qualify or obtain licenses or approvals would not have a material adverse effect on its ability to perform its obligations hereunder.

5.3.     DUE AUTHORIZATION

         The execution and delivery of this Agreement and the consummation of the transactions provided for or contemplated by this Agreement have been duly authorized by Purchaser if a corporation, partnership, trust or other form of business entity, by all necessary corporate or company (as the case may be) action on the part of Purchaser.

5.4.     INVESTMENT EXPERIENCE; ACCREDITED INVESTOR

         (a) The Purchaser must bear the economic risk of investment in the Debentures for an indefinite period of time, since neither the Debentures nor the Shares have been registered under the Securities Act or applicable state securities laws, and, therefore, cannot be resold or otherwise disposed of unless either they are subsequently registered under the Securities Act and applicable state securities laws or an exemption from registration is available.

         (b) The Purchaser will only have those limited rights to register the Shares under the

Securities Act and applicable state securities laws as are provided in the Transaction Documents.

         (c) There is presently no established public market for the Debentures and the holders of the Debentures have no registration rights with respect to such securities.

         (d) The Purchaser and his, her or its purchaser representative(s), if any, have carefully reviewed and understand the risks of and other considerations relating to a purchase of the Debentures.

         (e) The Purchaser and his, her or its purchaser representative(s), if any, have been afforded the opportunity to obtain any information necessary to verify the accuracy of any representations or information set forth in the Term Sheet and this Agreement and have had all of their inquiries to the Company answered in full, and have been furnished all requested materials relating to the Company, the offering and sale of the Debentures and any other matter described in the Term Sheet and this Agreement.

         (f) Neither the Purchaser nor his, her or its purchaser representative(s), if any, have been furnished any offering literature by the Company or any of its Affiliates, other than the Term Sheet (including the exhibits and attachments thereto) and this Agreement (including the exhibits and attachments hereto), and the Purchaser has not received or heard any print or electronic media advertising with respect to the offering and sale of the Debentures.

         (g) The Purchaser is acquiring the Debentures as principal for its own investment account, and not (i) with a view to the resale or distribution of all or any part thereof, or (ii) on behalf of another Person who has not made the foregoing representations. The Purchaser agrees not to resell or otherwise dispose of the Debentures or the Shares except as permitted by applicable law, including, without limitation, any and all provisions of this Agreement and any applicable regulation under the Securities Act or any state securities laws.

         (h) The Purchaser is an "accredited investor," as defined in Rule 501(a) of Regulation D promulgated pursuant to the Securities Act.

         (i) The Purchaser has evaluated the risks of investing in the Company and has substantial experience in making investment decisions of this type or is relying on his, her or its professional advisors or purchaser representative(s), if applicable, in making this investment decision.

         (j) The Purchaser understands the fundamental aspects of and risks involved in an investment in the Company, including (i) the speculative nature of the investment, (ii) the financial hazards involved, including the risk of losing the entire investment, (iii) the lack of liquidity and the restrictions on transferability of the Debentures and Shares, (iv) the limited registration rights regarding the Shares, and (v) the fact that the Company has a history of losses and limited capital resources.

         (k) The address set forth in the signature page to this Agreement is the Purchaser's true and correct principal address, and the Purchaser has no present intention of becoming a resident of any other state or jurisdiction.

         (l) The Purchaser, if a corporation, partnership, trust or other form of business entity, has not been formed for the specific purpose of acquiring the Debentures

         (m) All of the information that the Purchaser has heretofore furnished to the Company, or that is set forth herein with respect to itself, its financial position, and its business and investment experience, is correct and complete as of the date hereof.

         (n) The Purchaser consents to the placement of a legend on any certificate or other document evidencing the Debentures as well as the Shares stating that they have not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale thereof. The Purchaser is aware that the Company will make a notation in its appropriate records with respect to the restrictions on the transferability of such securities.

         (o) The Purchaser acknowledges that the Company will rely upon the representations made by such Purchaser in this Agreement in connection with the issuance of the Debentures to be sold hereunder.

                                   ARTICLE VI

                     CONDITIONS TO CLOSING OF THE PURCHASERS

         The obligation of each Purchaser to purchase the Debentures at the Closing is subject to the fulfillment to such Purchaser's satisfaction on or prior to the Closing Date of each of the following conditions, unless otherwise waived by such Purchaser:

6.1.     REPRESENTATIONS AND WARRANTIES CORRECT; NO DEFAULT

         The representations and warranties of the Company set forth in Article IV hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date. No Event of Default, or any other event which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default, shall have occurred and be continuing on the date of this Agreement or on the Closing Date.

6.2.     PERFORMANCE

         All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with by the Company.

6.3.     COMPLIANCE CERTIFICATE

         The Company shall have delivered to the Purchaser a certificate of the Company, executed by the Company's President, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 6.1 and 6.2 of this Agreement and other matters as the Purchaser shall reasonably request.

6.4.     NO IMPEDIMENTS

         None of the Company, or any of the Guarantors, or any Purchaser shall be subject to (a) any order, decree or injunction of a court or administrative or governmental body or agency of competent jurisdiction directing that the transactions provided for in the Transaction Documents or any material aspect thereof not be consummated as contemplated by the Transaction Documents or (b) there shall not be any action, suit, proceeding, complaint, charge, hearing, inquiry or investigation before or by any court or administrative or governmental body or agency pending or, to the Company's best knowledge, threatened, wherein an unfavorable order, decree or injunction would prevent the performance of any of the Transaction Documents or the consummation of any material aspect of the transactions or events contemplated thereby, declare unlawful any aspect of the transactions or events contemplated by the Transaction Documents, cause any material aspect of the transactions contemplated by the Transaction Documents to be rescinded or have a Material Adverse Effect.

6.5.     WAIVERS/ELECTIONS OF RIGHTS OF FIRST REFUSAL

         The Company shall have obtained from each Person other than a Purchaser and who has any current effective right of first refusal with respect to the Debentures, a written waiver or election of such right in form and substance reasonably satisfactory to the Purchasers.

6.6.     WATSON DOCUMENTS

         The Company shall have obtained and delivered to each Purchaser copies of (a) the Watson Umbrella Agreement; (b) the amendment to the Watson Term Loan;
(c) the Senior Notes; and (d) the Noteholder Agreement. The initial Purchasers shall have purchased the amended Senior Notes from Watson on terms acceptable to them.

6.7.     CONSENT OF HOLDERS OF EXISTING DEBENTURES; AGREEMENT TO CONVERT

         (a) The Company shall have obtained and delivered to each Purchaser (i) the Existing Debentureholders Consent; (ii) the Existing Debentureholders Waiver; (iii) the Debenture and Warrant Dilution Waiver and
(iv) the Conversion Agreement, each fully executed and in form and substance acceptable to the Purchasers.

6.8.     CONSENT OF GALEN ENTITIES

         The Company shall have obtained from the Galen Entities and delivered to each Purchaser the Debenture and Warrant Dilution Waiver.

6.9.     OTHER AGREEMENTS AND DOCUMENTS

         The Company shall have executed and delivered to each Purchaser this Agreement, issued to such Purchaser all of the Debentures, and the Company and each of the Guarantors, as applicable, shall have executed and delivered the following agreements and documents:

         (a)      the Conversion Agreement;

         (b)      the Investors Rights Agreement;

         (c)      the Voting Agreement;

         (d)      the amendment to the Registration Rights Agreement;

         (e)      the Company General Security Agreement;

         (f)      the Guaranties;

         (g)      the Guarantors Security Agreement;

         (h)      the Stock Pledge Agreement;

         (i)      the Subordination Agreement;

         (j) a secretary's certificate of the Company, (i) attaching a certified copy of the Certificate of Incorporation and current bylaws of the Company and certifying the same as not having been amended and as being in being in full force and effect, (ii) attaching and certifying resolutions by the Board of Directors approving the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, and (iii) certifying as to the incumbency, and attaching specimen signatures of, the officers or representatives of the Company signing the Transaction Documents to which the Company is a party;

         (k) a secretary's certificate of each of the Guarantors, (i) attaching a certified copy of the certificate of incorporation and current bylaws of such Guarantor and certifying the same as not having been amended and as being in being in full force and effect, (ii) attaching and certifying resolutions by the board of directors of such Guarantor approving the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, and (iii) certifying as to the incumbency, and attaching specimen signatures of, the officers or representatives of such Guarantor signing the Transaction Documents to which such Guarantor is a party;

         (l) a Certificate of Good Standing and Tax Status from the state of incorporation of the Company and each Guarantor and from every state in which any of them is qualified to do business; and

         (m) Financing Statements and Termination Statements on Form UCC-1 (or the applicable form) with respect to all personal property and assets of the Company and each Guarantor.

6.10.    CONSENTS

         In addition to the consents and waivers described in Sections 6.6, 6.7 and 6.8, the Company shall have obtained all necessary consents or waivers, if any, from all parties governmental and private to any other material agreements to which the Company is a party or by which it is bound immediately prior to the Closing in order that the transactions contemplated by the Transaction Documents may be consummated and the business of the Company may be conducted by the Company after the Closing without adversely affecting the Company.

6.11.    LEGAL INVESTMENT

         As of the Closing Date, there shall not have been any change in any Legal Requirements applicable to any of the Purchasers that would prevent the performance of this Agreement or any other Transaction Document or the consummation of any material aspect of the transactions contemplated hereby or thereby by such Purchaser, in each case to the extent that it would deprive such Purchaser of the principal benefits of such transactions.

6.12.    PROCEEDINGS AND OTHER DOCUMENTS

         All corporate and other proceedings taken or required to be taken by the Company and any Guarantor in connection with the transactions contemplated by this Agreement and the other Transaction Documents to be consummated prior to the Closing shall have been taken, except as otherwise provided in Sections 9.7, 9.11, 9.15 and 9.17 of this Agreement, and the Purchasers shall have received such other documents, in form and substance reasonably satisfactory to the Purchasers and their counsel, as to such other matters incident to the transactions contemplated hereby as the Purchasers may reasonably request.

6.13.    OPINION OF COUNSEL

         The Purchasers shall have received the opinion of St. John & Wayne, L.L.C., counsel to the Company, dated the Closing Date, substantially in the form of Exhibit C attached hereto.

6.14.    INDEPENDENT COMMITTEE OF BOARD OF DIRECTORS

         The Company's independent committee of the Board of Directors (the "Independent Committee") shall deliver to each of the Purchasers the Independent Committee's resolutions approving the execution, delivery and performance of the Transaction Documents to which the Company is a party and the transactions contemplated thereby, each in form and substance reasonably acceptable to the Purchasers.

                                  ARTICLE VII

                      CONDITIONS TO CLOSING OF THE COMPANY

         The Company's obligation to sell the Debentures at the Closing is subject to the fulfillment to its satisfaction on or prior to the Closing Date of each of the following conditions, unless otherwise waived by the Company:

7.1.     REPRESENTATIONS AND WARRANTIES CORRECT

         The representations and warranties of each of the Purchasers set forth in Article V of this Agreement shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date.

7.2.     LEGAL INVESTMENT

         As of the Closing Date, there shall not have been any change in any Legal Requirements applicable to the Company that would prevent the performance of this Agreement or any other Transaction Document or the consummation of any material aspect of the transactions contemplated hereby or thereby by the Company, in each case to the extent that it would deprive the Company of the principal benefits of such transactions.

7.3.     PAYMENT OF PURCHASE PRICE

         The Company shall have received payment in full of the purchase price for the Debentures.

                                  ARTICLE VIII

                                   PREPAYMENT

         Without limiting the Company's conversion rights as provided in Section
3.1 of the Debentures, the Company may not at any time prepay any Debenture, the Watson Term Loan, the Existing Debentures or any other indebtedness for borrowed money, in whole or in part, without the prior written consent of the holders of 60% of the then outstanding principal amount of the Debentures.

                                   ARTICLE IX

                              AFFIRMATIVE COVENANTS

         The Company hereby covenants and agrees, so long as any Debentures remain outstanding, as follows:

9.1.     MAINTENANCE OF CORPORATE EXISTENCE; PROPERTIES AND LEASES; TAXES;
INSURANCE

         (a) The Company shall, and shall cause each of the Guarantors to, maintain in full force and effect its corporate existence, rights and franchises and all terms of licenses and other rights to use licenses, trademarks, trade names, service marks, copyrights, patents, processes or any other Intellectual Property Rights owned or possessed by it and necessary to the conduct of its business, except where failure to maintain such rights, franchises and terms of licenses and other rights to use such Intellectual Property Rights could not reasonably be expected to have a Material Adverse Effect.

         (b) The Company shall, and shall cause the Guarantors to, keep each of its properties necessary to the conduct of its business in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and the Company shall, and shall cause the Guarantors to, at all times comply with each provision of all leases to which it is a party or under which it occupies property, except where any such noncompliance could not reasonably be expected to have a Material Adverse Effect.

         (c)      The Company shall, and shall cause each of the Guarantors to,
(i) promptly pay and discharge, or cause to be paid and discharged when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, assets, property or business of the Company and the Guarantors, (ii) withhold and promptly pay to the appropriate tax authorities all amounts required to be withheld from wages, salaries and other remuneration to employees, and (iii) promptly pay all claims or Indebtedness (including, without limitation, claims or demands of workmen, materialmen, vendors, suppliers, mechanics, carriers, warehousemen and landlords) which, if unpaid might become a lien upon the assets or property of the Company or the Guarantors; provided, however, that any such tax, lien, assessment, charge or levy need not be paid if (1) the validity thereof shall be contested timely and in good faith by appropriate proceedings, (2) the Company or the Guarantors shall have set aside on its books adequate reserves with respect thereto, and
(3) the failure to pay shall not be prejudicial in any material respect to the holders of the Debentures, and provided further that the Company or the Guarantors will pay or cause to be paid any such tax, lien, assessment, charge or levy forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefore. The Company shall, and shall cause the Guarantors to, pay or cause to be paid all other Indebtedness incident to the operations of the Company or the Guarantors.

         (d) The Company shall, and shall cause each of the Guarantors to, keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by theft, fire, explosion and other risks customarily insured against by companies in the line of business of the Company or the Guarantors, in amounts sufficient to prevent the Company or the Guarantors from becoming a co-insurer of the property insured; and the Company shall, and shall cause the Guarantors to, maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to Persons and property to the extent and in the manner customary for companies in similar businesses similarly situated or as may be required by law, including, without limitation, general liability, fire and business interruption insurance, and product liability insurance as may be required pursuant to any license agreement to which the Company or the Guarantors is a party or by which it is bound.

9.2.     BASIC FINANCIAL INFORMATION

         The Company shall furnish the following reports to each Holder, so long as such Person is a holder of any Debentures:

         (a) within 45 days after the end of each quarterly accounting period in each fiscal year, a certificate of the Chief Financial Officer of the Company stating that the Company is in compliance with the terms of this Agreement and any other material contract or commitment to which the Company or any of its Subsidiaries is a party or by which any of them is bound, or if the Company or any of its Subsidiaries is not in compliance, specifying the nature and period of noncompliance, and what actions the Company or such Subsidiary has taken and proposes to take with respect thereto. Notwithstanding the foregoing, the certificate delivered at the end of each fiscal year of the Company shall be signed by both the Chief Executive Officer and the Chief Financial Officer of the Company and shall be delivered within 90 days after the end of the fiscal year; and

         (b) with reasonable promptness such other information and financial data concerning the Company as any Person entitled to receive materials under this Section 9.2 may reasonably request. Notwithstanding the foregoing, all confidential information furnished at any time by or on behalf of the Company or its Subsidiaries to any Holder shall be subject to the provisions of Section 19.14.

9.3.     NOTICE OF ADVERSE CHANGE

         The Company shall promptly give notice to all Holders of the Debentures (but in any event within two days) after becoming aware of the existence of any condition or event which constitutes, or the occurrence of, any of the following:

         (a) any Event of Default or any default that with the passage of time or the giving of notice would constitute an Event of Default;

         (b) the institution or threatening of institution of any action, suit or proceeding against the Company or any Subsidiary before any court, administrative agency or arbitrator, including, without limitation, any action of a foreign government or instrumentality, which, if adversely decided, could reasonably be expected to have a Material Adverse Effect;

         (c) any information relating to the Company or any Subsidiary which could reasonably be expected to have a Material Adverse Effect; or

         (d) any failure by the Company or any of its Subsidiaries to comply with the provisions of Section 9.4 below.

         Any notice given under this Section 9.3 shall specify the nature and period of existence of the condition, event, information, development or circumstance, the anticipated effect thereof and what actions the Company or any Guarantor, as the case may be, has taken and proposes to take with respect thereto.

9.4.     COMPLIANCE WITH AGREEMENTS; COMPLIANCE WITH LAWS

         The Company shall, and shall cause its Subsidiaries to, comply with the terms and conditions of all material agreements, commitments or instruments to which the Company or any of its Subsidiaries is a party or by which it or they may be bound. The Company shall, and shall cause each of its Subsidiaries to, duly comply with any Legal Requirements relating to the conduct of their respective businesses, properties or assets, including, but not limited to, the requirements of the FDA Act, the Prescription Drug Marketing Act, the CSA, ERISA, the

Environmental Protection Act, the Occupational Safety and Health Act, the Foreign Corrupt Practices Act, the Sarbanes-Oxley Act of 2002 and the rules and regulations of each of the agencies administering such acts, in each case except for any such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

9.5.     PROTECTION OF LICENSES

         The Company shall, and shall cause its Subsidiaries to, maintain, defend and protect to the best of their ability licenses and sublicenses (and to the extent the Company or a Subsidiary is a licensee or sublicensee under any license or sublicense, as permitted by the license or sublicense agreement), trademarks, trade names, service marks, patents and applications therefore and other proprietary information or Intellectual Property Rights owned or used by it or them and shall keep duplicate copies of any licenses, trademarks, service marks or patents owned or used by it, if any, at a secure place selected by the Company.

9.6.     ACCOUNTS AND RECORDS; INSPECTIONS

         (a) The Company shall keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to the business and affairs of the Company and its Subsidiaries in accordance with GAAP applied on a consistent basis.

         (b) The Company (subject to the terms and conditions contained in Section 19.14) shall permit each Holder of Debentures or any of such Holder's officers, employees or representatives during regular business hours of the Company, upon reasonable notice and as often as such Holder may reasonably request, to visit and inspect the offices and properties of the Company and its Subsidiaries and to make extracts or copies of the books, accounts and records of the Company or its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and its Subsidiaries, with the Company's (or Subsidiary's) directors and officers, its independent public accountants, consultants and attorneys.

         (c) Nothing contained in this Section 9.6 shall be construed to limit any rights that a Holder of Debentures may have with respect to the books and records of the Company and its Subsidiaries, to inspect its properties or to discuss its affairs, finances and accounts.

         (d) The Company will retain an Approved Accounting Firm to audit the Company's financial statements at the end of each fiscal year. In the event the services of an Approved Accounting Firm or any firm of independent public accountants hereafter employed by the Company are terminated, the Company will promptly thereafter request the firm of independent public accountants whose services are terminated to deliver to the Holders of the Debentures a letter of such firm setting forth its understanding as to the reasons for the termination of their services and whether there were, during the two most recent fiscal years or such shorter period during which said firm had been retained by the Company any disagreements between them and the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In its notice, the Company shall state whether the change of accountants was recommended or approved by the Board of Directors or any committee thereof. In the event of such termination, the Company will promptly thereafter engage another Approved Accounting Firm.

9.7.     BOARD MEMBERS AND MEETINGS

         (a) So long as the Purchasers own any Debentures, the Board of Directors shall be comprised in accordance with the Voting Agreement. The Company agrees to hold meetings of its Board of Directors at least four times a year, at no more than three month intervals. Directors shall be reimbursed for their reasonable travel and related expenses in attending meetings of the Board of Directors.

         (b) So long as the Purchasers own any Debentures, each of Care Capital and Essex shall have the right to have a representative join the Company's Scientific Advisory Board.

9.8.     MAINTENANCE OF OFFICE

         The Company will maintain its principal office at the address of the Company set forth in Section 19.6 of this Agreement where notices, presentments and demands in respect of this Agreement and any of the Debentures may be made upon the Company, until such time as the Company shall notify the Holders of the Debentures in writing, at least 30 days prior thereto, of any change of location of such office.

9.9.     USE OF PROCEEDS

         The Company shall use $4.3 million of the proceeds received from the sale of the Debentures pursuant to this Agreement to retire approximately $16.4 Million of indebtedness owing by the Company to Watson in the aggregate principal amount of approximately $21.4 Million pursuant to the Watson Term Loans, on terms and conditions acceptable to the Purchasers. The Company shall use the remainder of the proceeds received from the sale of the Debentures pursuant to this Agreement for general working capital.

9.10.    PAYMENT OF DEBENTURES

         The Company shall pay the principal of and interest on the Debentures in the time, the manner and the form provided in the Debentures.

9.11.    CONVERSION OF DEBENTURES

         Upon the Conversion Event, the Company shall take all necessary actions to convert the Debentures and the Existing Debentures into Preferred Stock, subject to the terms and conditions in the Conversion Agreement.

9.12.    INDEPENDENT COMMITTEE

         The review and approval of the Independent Committee shall be required as a condition to the completion of (a) any transaction between or among the Company and the Purchasers, and (b) any Liquidation Event.

9.13.    DIRECTOR AND OFFICER INSURANCE COVERAGE

         The Company shall maintain with financially sound and reputable insurers D&O Insurance substantially identical to its existing D&O Insurance (without any material change thereto, including, without limitation, any decrease in coverage or additional limitations).

9.14.    FURTHER ASSURANCES

         From time to time the Company shall execute and deliver to the Purchasers and the Purchasers shall execute and deliver to the Company such other instruments, certificates, agreements and documents and take such other action and do all other things as may be reasonably requested by the other party in order to implement or effectuate the terms and provisions of this Agreement and the transactions contemplated hereby and any of the Debentures or Shares.

9.15.    PROXY STATEMENT

         As promptly as practicable after the execution of this Agreement, the Company will prepare and file with the SEC a Proxy Statement (the "Proxy Statement"), which will include for submission to a vote of the stockholders and Existing Debentureholders of the Company the Charter Amendment. The Purchasers will provide the Company with any information which may be required in order to effectuate the preparation and filing of the Proxy Statement pursuant to this
Section 9.15. The Company will promptly respond to any comments from the SEC, and file amendments or supplements to the Proxy Statement as promptly as practicable after its receipt of any comments from the SEC. The Company will notify the Purchasers promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of the Proxy Statement or any amendments or supplements thereto. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly inform the Purchasers of such occurrence and cooperate in filing with the SEC or its staff, and mailing to the stockholders and Existing Debentureholders of the Company, such amendment or supplement. The Company will cooperate and provide to each of Essex, Care Capital and Galen (and their respective counsel) with an adequate and reasonable opportunity to review, comment upon and consent to Proxy Statement, including any amendment or supplement, prior to filing such with the SEC, and will provide such Purchasers with a copy of all such filings made with the SEC. The Company will cause the Proxy Statement to be mailed to the stockholders and Existing Debentureholders of the Company at the earliest practicable time after the definitive Proxy Statement is filed with the SEC and the SEC does not have any comments to the Proxy Statement.

9.16.    DISCLOSURE

         The Company agrees that none of the information in the Proxy Statement will, (a) at the time the Proxy Statement is filed with the SEC, (b) at the time the Proxy Statement is mailed to the stockholders and Existing Debentureholders of the Company, and (c) on the Stockholders Meeting Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company agrees that the

Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

9.17.    MEETING OF STOCKHOLDERS; BOARD RECOMMENDATION

         (a) As promptly as practicable after the execution of this Agreement, the Company will take all action necessary in accordance with the New York Act and its Certificate of Incorporation and By-Laws to call, hold and convene the Stockholders Meeting to be held as promptly as practicable after clearance by the SEC of the Company's definitive Proxy Statement as filed pursuant to Section 9.15 hereof. The Company will use its best efforts to solicit from its stockholders and Existing Debentureholders proxies in favor of the Charter Amendment, and will take all other action necessary or advisable to secure the vote or consent of its stockholders and Existing Debentureholders required by the rules of any applicable securities exchange, the New York Act or other Legal Requirements to obtain such approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone its Stockholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders and Existing Debentureholders in advance of a vote on the Charter Amendment or, if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of the Company's capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders Meeting. The Company will ensure that its Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by its in connection with the Stockholders Meeting are solicited in compliance with the New York Act, its Certificate of Incorporation and By-Laws, the rules of any applicable securities exchange and other Legal Requirements.

         (b) Unless the Board of Directors receives a written opinion of counsel to the Company stating that its recommendation of the Charter Amendment will violate the directors' fiduciary duties to the Company's stockholders (a copy of which written opinion of counsel will promptly be delivered by the Company to the Purchasers and their respective counsel): (i) the Board of Directors will recommend that the stockholders and Existing Debentureholders of the Company vote in favor of the Charter Amendment at its Stockholders Meeting,
(ii) the Proxy Statement will include a statement to the effect that the Board of Directors has recommended that the Company's stockholders and Existing Debentureholders vote in favor of the Charter Amendment at the Stockholders Meeting, and (iii) neither the Board of Directors nor any committee thereof will withdraw, amend or modify, or propose or resolve to withdraw, amend or modify the recommendation of its Board of Directors that the stockholders and Existing Debentureholders of the Company vote in favor of the Charter Amendment.

         (c) Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold its Stockholders Meeting will not be limited or otherwise affected by any change of recommendation by the Board of Directors or by any other matter.

9.18.    SEC REPORTS

         The Company will file, on a timely basis, any SEC Reports and keep all such SEC Reports and public information current. The Company agrees that none of the SEC Reports filed by the Company will, at the time of filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

9.19.    PUBLIC DISCLOSURE

         Without limiting any other provision of this Agreement, the Company will consult with each of Essex, Care Capital, and Galen before issuing, and will provide such Purchasers the opportunity to review, comment upon and consent to, any press release or public statement with respect to this Agreement and the transactions contemplated hereby, and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by any applicable securities exchange or Legal Requirements.

                                   ARTICLE X

                               NEGATIVE COVENANTS

         The Company hereby covenants and agrees, so long as any Debentures remain outstanding, it will not (and not allow any of the Guarantors to), directly or indirectly, without the prior written consent of the holders of 60% of the then outstanding principal amount of the Debentures, as follows:

10.1.    STAY, EXTENSION AND USURY LAWS

         At any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereinafter in force, which may affect the covenants or the performance of the Debentures, the Company hereby expressly waiving all benefit or advantage of any such law, or by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holders of the Debentures but will suffer and permit the execution of every such power as though no such law had been enacted.

10.2.    RECLASSIFICATION

         Effect any reclassification, combination or reverse stock split of the Preferred Stock or Common Stock of the Company.

10.3.    LIENS

         Except as otherwise provided in this Agreement or any other Transaction Document, create, incur, assume or permit to exist any mortgage, pledge, lien, security interest or encumbrance on any part of its properties or assets, or on any interest it may have therein, now owned or hereafter acquired, nor acquire or agree to acquire property or assets under any conditional sale agreement or title retention contract, except that the foregoing restrictions shall not apply to:

         (a) liens for taxes, assessments and other governmental charges, if payment thereof shall not at the time be required to be made, and provided such reserve as shall be required by GAAP consistently applied shall have been made therefore;

         (b) liens of workmen, materialmen, vendors, suppliers, mechanics, carriers, warehouseman and landlords or other like liens, incurred in the ordinary course of business for sums not then due or that are being contested in good faith and provided that an adverse decision in such contest would not materially affect the business of the Company;

         (c) liens securing Indebtedness of the Company or any Subsidiary which are permitted under Sections 10.4(b) or 10.4(g);

         (d) statutory liens of landlords, statutory liens of banks and rights of set-off, and other liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made for any such contested amounts;

         (e) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

         (f) any attachment or judgment lien not otherwise constituting an Event of Default, or an event which, with the giving of notice, the lapse of time, or both, would not otherwise constitute an Event of Default;

         (g) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries, except where such interference could not reasonably be expected to have a Material Adverse Effect;

         (h) any (i) interest or title of a lessor or sublessor under any lease, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

         (i) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

         (j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

         (k) liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Company and its Subsidiaries;

         (l)      the Permitted Liens; and

         (m) the replacement, extension or renewal of any lien permitted by this Section 10.3 upon or in the same property theretofore subject or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby.

10.4. INDEBTEDNESS

         Create, incur, assume, suffer, permit to exist, or guarantee, directly or indirectly, any Indebtedness, excluding:

         (a) the endorsement of instruments for the purpose of deposit or collection in the ordinary course of business;

         (b) Indebtedness which may, from time to time be incurred or guaranteed by the Company which in the aggregate principal amount does not exceed $500,000 and is subordinate to the Indebtedness under this Agreement on terms reasonably satisfactory to the Holders of the Debentures;

         (c)      Indebtedness existing on the date hereof and described in
Section 10.4 of the Schedule of Exceptions;

         (d) Indebtedness relating to contingent obligations of the Company and its Subsidiaries under guaranties in the ordinary course of business of the obligations of suppliers, customers, and licensees of the Company and its Subsidiaries;

         (e) Indebtedness relating to loans from the Company to its Subsidiaries or Indebtedness owed to any of the Guarantors;

         (f) Indebtedness relating to capital leases in an amount not to exceed $500,000;

         (g) Indebtedness relating to a working capital line of credit in an amount not to exceed $5,000,000;

         (h) accounts or notes payable arising out of the purchase of merchandise or services in the ordinary course of business; or

         (i)      the Debentures.

10.5.    ARM'S LENGTH TRANSACTIONS

         Enter into any transaction, contract or commitment or take any action other than at Arm's Length.

10.6.    IMMATERIAL SUBSIDIARIES

           Permit any e Immaterial Subsidiary to commence any business operations of a type or scope not currently conducted by them, or permit any Immaterial Subsidiary to acquire any rights or property not currently owned by it.

10.7.    LOANS AND ADVANCES

         Except for loans and advances outstanding as of the Closing Date and set forth in Section 10.7 of the Schedule of Exceptions, directly or indirectly, make any advance or loan to, or guarantee any obligation of, any Person, except for intercompany loans or advances in the ordinary course of business and those provided for in this Agreement.

10.8. INTERCOMPANY TRANSFERS; TRANSACTIONS WITH AFFILIATES; DIVERSION OF CORPORATE OPPORTUNITIES

         (a) Make any intercompany transfers of monies or other assets in any single transaction or series of transactions, except as otherwise permitted in this Agreement.

         (b) Engage in any transaction with any of the officers, directors, employees or Affiliates of the Company or of its Subsidiaries, except on terms no less favorable to the Company or the Subsidiary as could be obtained at Arm's Length.

         (c) Divert (or permit anyone to divert) any business or opportunity of the Company or any Subsidiary to any other corporate or business entity.

10.9.    INVESTMENTS

         Except as contemplated by Section 18.3, make any investments in, or purchase any stock, option, warrant, or other security or evidence of Indebtedness of, any Person (exclusive of any Subsidiary), other than obligations of the United States Government or certificates of deposit or other instruments maturing within one year from the date of purchase from financial institutions with capital in excess of $100 million.

10.10.   OTHER BUSINESS

         Enter into or engage, directly or indirectly, in any business other than the business currently conducted or proposed to be conducted as disclosed to the Purchasers prior to the date hereof by the Company or any Subsidiary.

10.11.   EMPLOYEE BENEFIT PLANS AND COMPENSATION

         Except as contemplated by this Agreement:

         (a) enter into or materially amend any agreement to provide for or otherwise establish any written or unwritten employee benefit plan, program or other arrangement of any kind, covering current or former employees of the Company or its Subsidiaries except for any such plan, program or arrangement expressly permitted under an existing agreement listed in Section 4.18 the Schedule of Exceptions or as otherwise approved by the Board of Directors; provided, however, that no such plan, program or arrangement may be established or implemented if such action would have a material effect on the terms of employment of the employees of the Company or its Subsidiaries;

         (b) except as otherwise approved by the Board of Directors, provide for or agree to any material increase in any benefit provided to current or former employees of the Company or its Subsidiaries over that which is provided to such individuals pursuant to a plan or arrangement disclosed in
Section 4.18 of the Schedule of Exceptions as of the Closing Date; or

         (c) except as otherwise approved by the Board of Directors, provide for or agree to any increase in the annual compensation of any of the employees of the Company or its Subsidiaries, except for (i) annual salary increases in the ordinary cause of business consistent with past practice (not to exceed a 10% increase over such employee's annual salary compensation on the date hereof), and (ii) normal and customary annual bonuses to employees (not to exceed $350,000 in the aggregate in any fiscal year).

10.12.   CAPITAL EXPENDITURES

         Other than for capital expenditures contained in any budget approved by the Board of Directors, make or commit to make, or permit any of its Subsidiaries to make or commit to make, any capital expenditures in excess of $250,000 in the aggregate during any fiscal year of the Company.

10.13.   AMENDMENTS OF CERTAIN DOCUMENTS

         Except as otherwise specifically provided for herein or in the Transaction Documents, amend, modify, change in any manner any term or condition of the Watson Term Loan, the Existing Debentures or any agreement or other instrument or document entered into by the Company or any Guarantor in connection therewith or pursuant thereto, or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition thereof, agree in any manner to any other amendment, modification or change of any term or condition thereof or take any other action in connection therewith that would impair the value of the interest or the rights of any Purchaser under this Agreement or any other Transaction Document, or permit any of the Guarantors to do any of the foregoing without the prior written consent of the holders of 60% of the then outstanding principal amount of Debentures.

10.14.   FORMATION OF SUBSIDIARIES

         Organize or invest, or permit any Subsidiary to organize or invest, in any new corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) (a) more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at

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

the time capital stock of any other class of such corporation shall or might have voting power upon the occurrence of any contingency), the interest in the capital or profits of such partnership, joint venture or limited liability company or the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by the Company, any of its Subsidiaries or any of their respective officers or directors, or (b) a material minority investment in any such entity is directly or indirectly owned or controlled by the Company, any of its Subsidiaries or any of their respective officers or directors.

10.15.   CERTAIN CASH INTEREST PAYMENTS

         Make any cash interest payments to the Existing Debentureholders, notwithstanding anything else to the contrary contained therein or elsewhere, without the prior written consent of the holders of all of the then outstanding Debentures (the "2004 Holders"), which consent shall be within their sole and absolute discretion.

                                   ARTICLE XI

                              INTENTIONALLY OMITTED

                                  ARTICLE XII

                                EVENTS OF DEFAULT

12.1.    EVENTS OF DEFAULT

         If any of the following events shall occur and be continuing on or before the Security Interest Termination Date, an "Event of Default" shall be deemed to have occurred:

         (a) if the Company shall default in the payment of (i) any part of the principal of any Debenture, when the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise, or (ii) the interest on any Debenture, when the same shall become due and payable, and in the case of an interest payment such default shall have continued without cure for ten days from the scheduled date of payment of such interest;

         (b) the Company shall fail to issue to a Holder the Shares issuable upon conversion of a Debenture pursuant to the instructions provided by such Holder and in accordance with the terms of such Debenture;

         (c) except as provided in Section 12.1(b), if the Company shall default in the performance of any of the covenants contained in Articles IX or X, and, in the case of a default under Sections 9.1 through and including 9.8 or
Section 10.3 (exclusive of Section 10.3(c)), such default shall have continued without cure for 30 days after written notice (a "Default Notice") is given to the Company with respect to such covenant by any holder or holders of the Debentures (and the Company shall give to all other holders of the Debentures at the time outstanding prompt written notice of the receipt of such Default Notice, specifying the default referred to therein); provided, however, that such 30-day grace period shall not apply in the event the Company fails to promptly give notice as provided in Section 9.3;

         (d) except as provided in Sections 12.1(b) or 12.1(c), if the Company or any of the Guarantors shall default in the performance of any other agreement contained in any Transaction Document or in any other agreement executed in connection with this Agreement and such default shall not have been remedied to the satisfaction of the holders of 60% of the then outstanding principal amount of the Debentures, within 35 days after a Default Notice shall have been given to the Company (and the Company shall give to all other Holders of the Debentures at the time outstanding prompt written notice of the receipt of such Default Notice, specifying the default referred to therein); provided, however, that such thirty-five (35) day grace period shall not apply in the event the Company fails to give notice as provided in Section 9.3;

         (e) if any representation or warranty made by the Company, any Guarantor or any of their officers in any Transaction Document or in or any certificate delivered pursuant thereto shall prove to have been incorrect in any material respect when made;

         (f) if (i) any default shall occur under any indenture, mortgage, agreement, instrument or commitment evidencing, or under which there is at the time outstanding, any Indebtedness of the Company or a Subsidiary, in excess of $500,000, or which results in such Indebtedness, in an aggregate amount (with other defaulted Indebtedness) in excess of $1,000,000 becoming (or being declared by its holders or, on its behalf, by an agent or trustee therefore to
be) due and payable prior to its due date; (ii) irrespective of the monetary thresholds specified in subclause (i) above, if any default, event of default or any other condition shall occur or exist under the Watson Term Loan or any Existing Debentures (as such term is defined in the Watson Term Loan and the Existing Debentures, respectively) which shall be continuing after the respective grace period, if any, specified in the Watson Term Loan and the Existing Debentures, and the effect of which is to permit the acceleration of the maturity of the Indebtedness outstanding thereunder; or (III) a Change of Control shall have occurred;

         (g) if any of the Company or its Subsidiaries shall default in the observance or performance of any term or provision of an agreement to which it is a party or by which it is bound which default could reasonably be expected to have a Material Adverse Effect and such default is not waived or cured within the applicable grace period;

         (h) if a final judgment which, either alone or together with other outstanding final judgments against the Company and its Subsidiaries, exceeds an aggregate of $2,000,000 shall be rendered against the Company or any Subsidiary and such judgment shall have continued undischarged or unstayed for 60 days after entry thereof;

         (i) if the Company or any Subsidiary shall generally not pay its debts as such debts become due or shall make an assignment for the benefit of creditors generally, or shall admit in writing its inability to pay its debts generally; or if any proceeding shall be instituted by or against the Company or any Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or the reorganization or relief of debtors, or seeking entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 90 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or if any writ of attachment or execution or any similar process shall be issued or levied against it or any substantial part of its property which is either not released, stayed, bonded or vacated within 90 days after its issue or levy or any of the actions sought or relief sought in any proceeding pursuant to which such writ or similar process shall be issued or initiated shall occur or be granted; or if the Company or any Subsidiary takes corporate action in furtherance of any of the aforesaid purposes or conditions;

         (j) if any provision of any Transaction Document shall for any reason cease to be valid and binding on, or enforceable against, the Company or any Guarantor, or the Company or any Guarantor shall so assert in writing;

         (k) any Transaction Document (or any financing statement) which purports:

                  (i) to create, perfect or evidence a lien on or security interest in any Company Debenture Collateral or Guarantor Debenture Collateral in favor of the Holders of the Debentures (or their agents and representatives), or to provide for the priority of any such lien or security interest over the interest of any other party in the same Collateral, shall cease to create, or to preserve the enforceability, perfection or first priority (subject to the Subordination Agreement) of, such lien and security interest; or

                  (ii) to provide for the priority in right of payment of the Company's obligations under the Transaction Documents to or in favor of the Holders of the Debentures (or their agents or representatives) shall cease to preserve such priority; or

         (l) if the Conversion Event (and the conversion of the Debenture and Existing Debentures into Preferred Stock in connection therewith), shall not have occurred by November 1, 2004.

12.2.    REMEDIES

         (a) Except as provided in Section 12.2(b), upon the occurrence and during the continuance of an Event of Default, any holder or holders of 60% of the then outstanding principal amount of the Debentures may at any time (unless all defaults shall theretofore have been remedied) at its or their option, by written notice or notices to the Company (i) declare all the Debentures to be due and payable, whereupon the same shall forthwith mature and become due and payable, together with interest accrued thereon, without presentment, demand, protest or notice, all of which are hereby waived by the Company; and (ii) declare any other amounts payable to the Purchasers under this Agreement or as contemplated hereby due and payable; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the U.S. Bankruptcy Code, the Debentures, together with interest accrued thereon, shall automatically become and be due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company.

         (b) Notwithstanding anything to the contrary contained in Section 12.2(a), in the event that at any time after the principal of the Debentures shall so become due and payable and prior to the date of maturity stated in the Debentures all arrears of principal of and interest on the Debentures (with interest at the rate specified in the Debentures on any overdue principal and, to the extent legally enforceable, on any interest overdue) shall be paid by or for the account of the Company, then the holder or holders of 60% of the then outstanding principal amount of the Debentures, by written notice or notices to the Company, may (but shall not be obligated to) waive such Event of Default and its consequences and rescind or annul such declaration, but no such waiver shall extend to or affect any subsequent Event of Default or impair any right resulting therefrom. If any Holder of the Debentures shall give any notice or take any other action with respect to a claimed default, the Company, forthwith upon receipt of such notice or obtaining knowledge of such other action will give written notice thereof to all other Holders of the Debentures, describing such notice or other action and the nature of the claimed default.

12.3.    ENFORCEMENT

         In case any one or more Events of Default shall occur and be continuing, each Holder of the Debentures may proceed to protect and enforce the rights of such Holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement in favor of the Purchasers which is contained in any of the Transaction Documents or in such Debenture or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law (including, without limitation, the right to enforce the Company Debenture Collateral, the Guaranties and the Guarantor Debenture Collateral, each in accordance with its respective terms). Each such Holder agrees that it will give written notice to the other Holders of the Debentures prior to instituting any such action. In case of a default in the payment of any principal of or interest on any Debenture, the Company will pay to the holder thereof such further amount as shall be sufficient to cover the cost and the expenses of collection, including, without limitation, reasonable attorney's fees, expenses and disbursements. No course of dealing and no delay on the part of any Holder of the Debentures in exercising any rights shall operate as a waiver thereof or otherwise prejudice such Holder's rights. No right conferred hereby or by any Debenture upon any holder thereof shall be exclusive of any other right referred to herein or therein or now available at law or in equity, by statute or otherwise.

                                  ARTICLE XIII

                                 INDEMNIFICATION

13.1.    COMPANY INDEMNIFICATION OF PURCHASERS

         To the greatest extent permitted by applicable law, the Company agrees to indemnify each Purchaser, its Affiliates and respective legal counsel, and each of the officers, directors, partners and stockholders of each, against and hold it harmless from all Losses arising out of or resulting from: (i) the breach of any representation or warranty of the Company in any Transaction Document or in any agreement, certificate or instrument delivered pursuant thereto;

(ii) the breach of any agreement by the Company contained in any Transaction Document or any agreement, certificate of instrument delivered pursuant thereto; or (iii) the Purchasers' representation on the Board of Directors and any committees thereof or as an observer thereon.

13.2.    NOTICE OF CLAIMS

         Anything in Section 13.1 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against the Company for breach of any representation or warranty contained in this Agreement, unless notice of such Purchaser's intention to assert any such claim or commence any such action is received by the Company describing in writing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 19.3. With respect to any claim or action as to which such notice shall have been given, the Purchasers shall be entitled to assert a claim or commence an action for indemnification with respect thereto at any time after the giving of such notice, regardless of whether any such claim or action may be asserted or commenced prior to or after the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 19.3.

13.3.    THIRD PARTY CLAIMS

         Each Purchaser agrees to give the Company prompt written notice of any claim, assertion, event or proceeding by a third party of which it has actual knowledge concerning any Losses as to which it intends to request indemnification under this Agreement. The Company shall have the right to direct, through counsel of the Company's own choosing, the defense or settlement of any such claim or proceeding at the Company's own expense. If the Company elects to assume the defense of any such claim or proceeding, such Purchaser may participate in such defense, but in such case the expenses of such Purchaser shall be paid by such Purchaser. Such Purchaser shall cooperate with the Company in the defense or settlement thereof, and the Company shall reimburse such Purchaser for its reasonable out-of-pocket expenses in connection therewith. If the Company elects to direct the defense of any such claim or proceeding, such Purchaser shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Company consents in writing to such payment or unless the Company, subject to the last sentence of this Section 13.3, withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Company is entered against such Purchaser for such liability. If the Company shall fail to defend any such claim or proceeding, or if, after commencing or undertaking any defense, fails to prosecute or withdraws from such defense, such Purchaser shall have the right to undertake the defense or settlement thereof, at the Company's expense. If such Purchaser assumes the defense of any such claim or proceeding pursuant to this Section 13.3 and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then such Purchaser shall give the Company prompt written notice thereof and the Company shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

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

13.4.    PURCHASER INDEMNIFICATION OF THE COMPANY

         Each Purchaser agrees to indemnify and hold harmless the Company, its Affiliates and respective legal counsel, and each of the officers, directors, partners and stockholders of each, from and against any Losses arising out of the breach of any representation or warranty of such Purchaser in Article V of this Agreement.

                                  ARTICLE XIV

                              AMENDMENT AND WAIVER

14.1.    AMENDMENT AND WAIVER

         No amendment of any provision of this Agreement, including any amendment of this Article XIV, shall be valid unless the same shall be in writing and signed by the Company (and the Independent Committee) and the holders of 60% of the then outstanding principal amount of the Debentures. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder or under any other Transaction Document, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or thereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

14.2.    BINDING EFFECT OF AMENDMENT AND WAIVER

         The Company and each Holder shall be bound by any amendment or waiver effected in accordance with the provisions of this Article XIV, whether or not such Debenture and Share, respectively, shall have been marked to indicate such modification, but any Debenture and Share, respectively, issued thereafter shall bear a notation as to any such modification. Promptly after obtaining the written consent of the Holders of the Debentures and the holders of Shares, respectively, herein provided, the Company shall transmit a copy of such modification to all of the holders of the Debentures and the holders of Shares, respectively, then outstanding.

                                   ARTICLE XV

                             EXCHANGE OF DEBENTURES

         At any time at the request of any Holder to the Company at its office provided under Section 19.6, the Company at its expense (except for any transfer tax or any other tax arising out of the exchange) will issue in exchange therefore new Debentures, in such denomination or denominations ($100,000 or any larger multiple of $100,000, plus one Debenture in a lesser denomination, if required) as such holder may request, in aggregate principal amount equal to the unpaid principal amount of the Debenture or Debentures surrendered and substantially in the form thereof, dated as of the date to which interest has been paid on the Debenture or Debentures surrendered (or, if no interest has yet been so paid thereon, then dated the date of the Debenture or Debentures so surrendered) and payable to such Person or Persons or order as may be designated by such holder.

                                  ARTICLE XVI

                             TRANSFER OF DEBENTURES

         Subject to the next paragraph of this Article XVI, each Holder by acceptance thereof agrees that it will give the Company ten days written notice prior to selling or otherwise disposing of such Debenture. No such sale or other disposition shall be made unless (i) the holder shall have supplied to the Company an opinion of counsel for the holder reasonably acceptable to the Company to the effect that no registration under the Securities Act is required with respect to such sale or other disposition, or (ii) an appropriate registration statement with respect to such sale or other disposition shall have been filed by the Company and declared effective by the SEC.

         If the Holder has obtained an opinion of counsel reasonably acceptable to the Company to the effect that the sale of its Debenture may be made without registration under the Securities Act pursuant to compliance with Rule 144 (or any successor rule under the Securities Act), the holder need not provide the Company with the notice required in the first paragraph of this Article XVI.

                                  ARTICLE XVII

                  RIGHT OF FIRST REFUSAL; ADDITIONAL INVESTMENT

17.1.    RIGHT OF FIRST REFUSAL

         Each First Refusal Holder shall be entitled to the following right of first refusal:

         (a) Except in the case of Excluded Securities, the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange any Equity Securities unless in each case, the Company shall have first offered to sell to the First Refusal Holders the Equity Securities at a price and on such other terms as shall have been specified by the Company in writing delivered to each of the First Refusal Holders (the "Offer"), which Offer by its terms shall remain open and irrevocable for a period of 30 days from the date it is delivered by the Company to the First Refusal Holders; provided, however, that such issuance, sale or exchange of Equity Securities shall result in gross proceeds to the Company (whether at the time of issuance or upon conversion, exercise, or exchange thereof) of an amount in excess of $200,000 (the "Minimum Offering Threshold"). For purposes of computing the Minimum Offering Threshold, all offerings, issuances, sales and exchanges of Equity Securities during any rolling 12-month period shall be aggregated.

         (b) Each of the First Refusal Holders shall have the right to purchase up to its pro rata share of the Equity Securities determined at the time of the consummation of the Company's issuance of Equity Securities. The "pro rata share" of each First Refusal Holder shall be that amount of the Equity Securities multiplied by a fraction,

                  (i) the numerator of which is the sum of (1) the number of shares of Common Stock underlying a Debenture held by such Person if such Person is the holder of a Debenture, (2) the number of shares of Common Stock underlying the 2002 Debentures held by such Person if such Person is an Existing 2002 Debentureholder, (3) the number of shares of Common Stock underlying the 1998 Debentures held by such Person if such Person is an Existing 1998 Debentureholder, and (4) the number of shares of Common Stock issued to such Old Common Holder upon conversion of a 2002 Existing Debenture or 1998 Existing Debenture (as the case may be) if such Person is an Old Common Holder and has converted the Debenture, and

                  (ii) the denominator of which is the sum of (1) the total number of shares of Common Stock underlying the Debentures issued pursuant to this Agreement and (2) the total number of shares of Common Stock underlying the 2002 Debentures and the 1998 Debentures.

         (c) Notice of the intention of each First Refusal Holder to accept, in whole or in part, an Offer shall be evidenced by a writing signed by such Person, as the case may be and delivered to the Company prior to the end of the 30-day period commencing with the date of such Offer (or, if later, within ten days after the delivery or giving of any written notice of a material change in such Offer), setting forth such portion (specifying number of shares, principal amount or the like) of the Equity Securities such Person elects to purchase (the "Notice of Acceptance").

         (d) In the event that all First Refusal Holders do not elect to purchase all of the Equity Securities, the Persons which have provided notice of their intention to exercise the refusal rights as provided in Section 17.1(c) shall have the right to purchase, on a pro rata basis, any unsubscribed portion of the Equity Securities during a period of ten days following the 30-day period provided in Section 17.1(c). Following such additional ten-day period, in the event the First Refusal Holders have not elected to purchase all of the Equity Securities, the Company shall have 90 days from the expiration of the foregoing 40-day period to sell all or any part of such Equity Securities as to which a Notice of Acceptance has not been given by any of such Persons (the "Refused Securities") to any other Person or Persons on the terms provided in the Offer. Upon the closing of the sale to such other Person or Persons of all the Refused Securities, which shall include payment of the purchase price to the Company in accordance with the terms of the Offer, if the First Refusal Holders have timely submitted a Notice of Acceptance, they shall purchase from the Company, and the Company shall sell to such Persons, as the case may be, the Equity Securities in respect of which a Notice of Acceptance was delivered to the Company, at the terms specified it the Offer. The purchase by the First Refusal Holders of any Equity Securities is subject in all cases to the preparation, execution and delivery by the Company to such Persons of a purchase agreement and other customary documentation relating to such Equity Securities as is satisfactory in form and substance to such Persons and each of their respective counsel.

         (e) In each case, any Equity Securities not purchased by the First Refusal Holders or by a Person or Persons in accordance with Section 17.1(d) may not be sold or otherwise disposed of until they are again offered to such Persons under the procedures specified in Sections 17.1(a), 17.1(c) and 17.1(d) of this Agreement.

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

         (f)      The rights of the First Refusal Holders under this Section
17.1 shall not apply to the following securities (the "Excluded Securities"):

                  (i) Common Stock or options to purchase such Common Stock, issued to officers, employees or directors of, or consultants to, the Company, pursuant to any agreement, plan or arrangement approved by the Board of Directors;

                  (ii) Common Stock issued as a stock dividend or upon any stock split or other subdivision or combination of shares of Common Stock;

                  (iii) shares issued upon conversion of the Debentures or the Existing Debentures, exercise of the warrants issued in connection with the issuance of the Existing Debentures or conversion/exercise of other convertible securities outstanding on the date hereof;

                  (iv) any securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board of Directors and at the Company's Annual Meeting of Stockholders; or

                  (v) any debentures issued in satisfaction of interest payments under the Existing Debentures, including debentures instruments issued in satisfaction of interest payments on those debenture instruments.

         (g) Notwithstanding anything to the contrary contained herein, a holder of a Debenture (other than an initial Purchaser) shall not be considered a First Refusal Holder for purposes of this Section 17.1 only, unless such Person then holds Debentures with an outstanding principal amount of at least $200,000.

                                 ARTICLE XVIII

                              TRANSFER RESTRICTIONS

18.1.    TRANSFER RESTRICTIONS

         This Article XVIII shall apply to all Transfers of Restricted Securities. Notwithstanding any implication to the contrary set forth in this Agreement, no Transfer shall have any force or effect unless: (a) such a Transfer is made in accordance with each of the provisions of this Article XVIII, (b) such a Transfer would not result in the violation of applicable federal or state securities laws, (c) the transferee in any such Transfer is an Accredited Investor, and (d) the intended transferee of such Transfer executes the Joinder Agreement. Any attempt by a Holder to Transfer any Restricted Securities in violation of any provision of this Agreement will be void and have no force or effect. The Company will not be required (i) to transfer on its books any Restricted Securities that have been sold, gifted or otherwise Transferred in violation of this Agreement or (ii) to treat as the owner of such Restricted Securities, or to accord the right to vote or pay principal, interest or dividends to, any purchaser, donee or other transferee to whom such Restricted Securities may have been so Transferred in violation of this Agreement.

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

18.2.    NOTICE OF PROPOSED TRANSFER

         Before any Holder may effect any Transfer of any Offered Securities (other than a Permitted Transfer), such Holder (the "Selling Security Holder") must give written notice concurrently to the Company and the other Holders ("Seller Notice") stating (a) the Selling Security Holder's bona fide intention to transfer such Offered Securities, (b) the number of the Offered Securities to be Transferred, (c) the name, address and relationship to the Selling Security Holder, if any, of each proposed purchaser or other transferee (the "Proposed Transferee"), (d) the bona fide cash price per Offered Security (the "Offered Price"); and (e) the anticipated date of the proposed Transfer, which shall be a date not earlier than 30 days after the date the Seller Notice is delivered. Upon the request of the Company or a Holder, the Selling Security Holder will promptly furnish such information to the Company and to the Holder as may be reasonably requested to establish that the offer and proposed Transfer are bona fide.

18.3.    PURCHASE RIGHTS

         With respect to any Transfer by any Selling Security Holder (other than a Permitted Transfer), the Company and each Holder shall have the right to purchase ("Purchase Right") the Offered Securities, exercisable as set forth below:

         (a) The Company shall have the right to purchase all, but not less than all, of the Offered Securities. If the Company desires to purchase all of the Offered Securities, the Company must, within the 10 day period (the "Company Refusal Period") commencing on the date of receipt of the Seller Notice, give written notice to the Selling Security Holder of the Company's election to purchase the Offered Securities. In the event that the Company elects not to purchase all of the Offered Securities, the Offered Securities may be purchased by the Holders as set forth in Section 18.3(b). On or before the expiration of the Company Refusal Period, the Company will give written notice (the "Company Waiver Notice") to the Holders specifying either (i) that all of the Offered Securities were subscribed by the Company's exercising its Purchase Right or
(ii) that the Company waived its Purchase Right. Notwithstanding any failure by the Company to deliver a Company Waiver Notice, a failure by the Company to exercise its Purchase Right within the Company Refusal Period shall be deemed a waiver of such right.

         (b) In the event the Company does not purchase all of the Offered Securities, each Holder shall have the opportunity to purchase up to such Holder's pro rata share of the Offered Securities. For purposes of this Section 18.3(b), a Holder's pro rata share shall be determined by dividing the number of shares of Common Stock (inclusive of all Common Stock underlying the Restricted Securities) held by such Holder by the total number of shares of Common Stock (inclusive of all Common Stock underlying the Restricted Securities) held by all Holders purchasing Offered Securities pursuant to this Section 18.3(b). If any Holder, or its assignees who are Affiliates of such Holder, desires to purchase the Offered Securities, such Holder must, within a 5 day period (the "Holder Refusal Period") commencing on the later date of (i) the Company Waiver Notice or (ii) the 10th day after the Seller Notice, give written notice ("Holder Notice") to the Selling Security Holder and to the Company of such Holder's election to purchase such Holder's pro rata share of the remaining Offered Securities, or such lesser number as may be stated in such Holder's Holder Notice. The participating Holders also may allocate the right to purchase the Offered Securities between or among them in any proportion they choose as reflected in a notice to the Selling Security Holder within the Holder Refusal Period. In the event that any Holder elects not to purchase any of the Offered Securities, such Holder shall, prior to the expiration of the Holder Refusal Period, give written notice ("Holder Waiver Notice") to the Selling Security Holder that the Holder is waiving such Holder's right to purchase all such Offered Securities under this Section 18.3(b). Notwithstanding any failure by a Holder to deliver a Holder Waiver Notice, a failure by a Holder to exercise such Holder's Purchase Right within the Holder Refusal Period shall be deemed a waiver of such right.

         (c) The purchase price for the Offered Securities to be purchased by the Company or the Holders exercising their Purchase Right under this Agreement will be the Offered Price, and will be payable within 10 days after the date the Purchase Right is first exercised for all of the Offered Securities. Payment of the purchase price will be made by the exercising Company or Holders (as the case may be) by check or wire transfer of immediately available funds.

         (d) If the Company or Holders exercise their Purchase Right to purchase all of the Offered Securities, then, upon consummation of such purchase, the Selling Security Holder will have no further rights as a holder of the Offered Securities except the right to receive payment for the Offered Securities in accordance with the terms of this Agreement, and the Selling Security Holder will promptly cause all certificate(s) or debentures (as the case may be) evidencing such Offered Securities, together with such other instruments and documents of transfer as the Persons acquiring the Offered Securities shall reasonably request, to be surrendered to the Company for Transfer to the Persons acquiring the Offered Securities (free and clear of any and all liens, claims and encumbrances whatsoever except those imposed by this Agreement and securities laws generally).

         (e) If the Company or the Holders have not elected to purchase all of the Offered Securities, then, subject to the Co-Sale Rights set forth in
Section 18.4, the Selling Security Holder may Transfer the remaining Offered Securities to the Proposed Transferee, at the Offered Price or at a higher price, provided that such Transfer (i) is consummated within 90 days after the date of the Seller Notice and (ii) is in accordance with all the terms of this Agreement. Any proposed Transfer at a price or on terms and conditions more favorable than those described in the Seller Notice, as well as any subsequent proposed Transfer of any of the Offered Securities by the Selling Security Holder, shall again be subject to this Section 18.3 and shall require full compliance by the Selling Security Holder with the procedures in this Section 18.3.

18.4.    CO-SALE RIGHTS

         Notwithstanding Section 18.3(e), no Holder (each, a "Co-Sale Seller") shall Transfer any of the Offered Securities pursuant to Section 18.3(e) to a Proposed Transferee until such Co-Sale Seller has given written notice to each of the Holders of the right (the "Co-Sale Right"), exercisable either within 5 days after the date of such Person's Holder Waiver Notice or within 15 business days following receipt of the Seller Notice, whichever is later, to sell to a Proposed Transferee all or part of such Holder's Portion of the Offered Securities, on the same terms and conditions as set forth in the Seller Notice, on an as-converted-to-Common-Stock basis. A Holder may exercise the Co-Sale Right by delivering to the Co-Sale Seller at the closing of the

Transfer of Offered Securities to the Proposed Transferee one or more certificates or debentures (as the case may be), properly endorsed for Transfer, representing such Offered Securities to be Transferred by the Holder. At the closing of the Transfer of Offered Securities to the Proposed Transferee, such certificates, debentures or other instruments will be Transferred and delivered to the Proposed Transferee as set forth in the Seller Notice in consummation of the Transfer of the Offered Securities pursuant to the terms and conditions specified in such notice, and the Co-Sale Seller will remit, or will cause the Proposed Transferee to remit, to the participating Holder at closing that portion of the proceeds of the Transfer to which the Holder is entitled by reason of the Holder's participation in such Transfer pursuant to the Co-Sale Right. If the Offered Securities consist of debentures or more than one series or class or type of stock and the Proposed Transferee is not willing to purchase debentures or shares of a class of preferred stock held by the Holders, then the Holders exercising a Co-Sale Right will have the opportunity to convert such Existing Debentures, Debentures or shares of Preferred Stock into Common Stock, and the Company will cooperate to effect such conversion.

                                  ARTICLE XIX

                                  MISCELLANEOUS

19.1.    REGULATORY FILINGS; BEST EFFORTS

         (a) The Company and the Purchasers (acting severally and not jointly) will coordinate and cooperate with one another and will each use its respective best efforts to comply with, and will each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of the Company and the Purchasers will make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any governmental entity in connection with this Agreement and the transactions contemplated hereby, including, without limitation: any filing necessary to obtain any consent or approval of any third party or governmental entity and any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, any applicable securities exchange or any other Legal Requirements relating to this Agreement and the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, promptly upon receipt of the approval of its stockholders and Existing Debentureholders of the Charter Amendment, the Company will file the Charter Amendment with the New York Secretary of State and with any other applicable governmental entity. Each of the Company and the Purchasers will cause all documents that it is responsible for filing with any governmental entity under this Section 19.1(a) to comply in all respects with all applicable Legal Requirements. The Company and the Purchasers each will promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to this
Section 19.1(a).

         (b) The Company will notify Essex, Care Capital and Galen promptly upon the receipt of: (i) any comments from any officials of the SEC or any other governmental entity in connection with any filings made pursuant to this Agreement and (ii) any request by any officials of the SEC or any other governmental entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 19.1(a) or otherwise pursuant to this Agreement, the Company will promptly inform Essex, Care Capital and Galen of such occurrence and will file with the applicable governmental entity such amendment or supplement. Before filing any document, including the Proxy Statement, with the SEC or other governmental entity pursuant to Section 19.1(a) or otherwise pursuant to this Agreement, the Company will provide Essex, Care Capital and Galen and their respective counsel with a copy of the draft document a reasonable time prior to the filing. Essex, Care Capital and Galen and their respective counsel will have an adequate and reasonable opportunity to review, comment upon and consent to the document prior to such document being filed by the Company with the SEC or other governmental entity.

         (c) Each of the parties to this Agreement agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using its best efforts to accomplish the following: (i) the taking of its best efforts necessary to cause the conditions precedent set forth in Articles VI and VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with governmental entities, if any) and the taking of its best efforts as may be necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, and (v) the execution, delivery and filing of any additional documents, instruments and certificates necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors will, if any takeover statute or similar Legal Requirement is or becomes applicable to this Agreement or the transactions contemplated by this Agreement, use its best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on this Agreement and the transactions contemplated hereby.

19.2.    GOVERNING LAW

         This Agreement and the rights of the parties hereunder shall be governed in all respects by the laws of the State of New York wherein the terms of this Agreement were negotiated, excluding to the greatest extent permitted by law any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

19.3.    SURVIVAL OF REPRESENTATIONS

         Subject to the terms of this Agreement, the representations, warranties, covenants and agreements contained, in the Transaction Documents and in any agreements, certificates or other instruments delivered pursuant thereto shall survive (a) any investigation made by or on behalf the Purchasers and (b) the Closing until the date that is 24 months after the Closing Date.

19.4.    SUCCESSORS AND ASSIGNS

         Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon and enforceable by and against, the parties hereto and their respective successors, assigns, heirs, executors and administrators. No party may assign any of its rights hereunder without the prior written consent of the other parties; provided, however, that any Purchaser may assign any of its rights under any of the Transaction Documents to (a) any Affiliate of such Purchaser or (b) any Person to whom such Purchaser shall Transfer any Debentures in accordance with the terms of Article XVIII; provided further, that notwithstanding anything herein or in the Transaction Documents to the contrary, no opinion of counsel shall be necessary for a transfer or assignment of the Debentures or any rights under any of the Transaction Documents (except for the Watson Warrant) by a Purchaser that is a partnership, corporation or limited liability company to any general partner, limited partner, retired partner, stockholder, member, retired member, officer, director or Affiliates of such Purchaser, or the members or retired members of the foregoing, as applicable, or the estates, beneficiaries and family members of any such general partner, limited partners, retired partners, stockholders, members, retired members, officers, directors and Affiliates and any trusts for the benefit of any of the foregoing Persons, provided, that in each case the transferee will be subject to the applicable terms of the Transaction Documents to the same extent as if such transferee were an original Purchaser hereunder.

19.5.    ENTIRE AGREEMENT

         This Agreement (including the Exhibits and Schedules hereto), the other Transaction Documents and any other documents delivered pursuant hereto and simultaneously herewith constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof.

19.6.    NOTICES

         All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if transmitted by facsimile or delivered either personally or by a nationally recognized courier service marked for next business day delivery or sent in a sealed envelope by first class mail, postage prepaid and either registered or certified, return receipt requested, addressed as follows:

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

         (a)      if to the Company:

                           Halsey Drug Co., Inc.
                           695 N. Perryville Road
                           Rockford, Illinois 61107
                           Attention: Mr. Andrew D. Reddick
                           President and Chief Executive Officer
                           Facsimile: (815) 399-9710

         (b) if to a Purchaser, to the address set forth on the signature page hereto, or to such other address with respect to any party hereto as such party may from time to time notify (as provided above) the other parties hereto. Any such notice, demand or communication shall be deemed to have been given (i) on the date of delivery, if delivered personally, (ii) on the date of facsimile transmission, receipt confirmed, (iii) one business day after delivery to a nationally recognized overnight courier service, if marked for next day delivery, or (iv) five business days after the date of mailing, if mailed.

         (c) Copies of any notice, demand or communication given to the Company shall also be delivered to St. John & Wayne, L.L.C., Two Penn Plaza East, Newark, New Jersey, 07105-2249 Attn.: John P. Reilly, Esq., or such other address as may be directed.

19.7.    DELAYS, OMISSIONS OR WAIVERS

         No delay or omission to exercise any right, power or remedy accruing to any Holder of the Debentures upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence, therein, or of or in any similar breach or default thereafter occurring. Any permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative. Notwithstanding anything set forth herein or in any Transaction Document, if the consent of or the waiver by any 2004 Holder is needed or otherwise desirable under any Transaction Document and the Company, or any Affiliate thereof, pays or other gives consideration to any 2004 Holder, or an Affiliate thereof, for such consent or waiver the Company shall offer the same to all other 2004 Holders.

19.8.    INDEPENDENCE OF COVENANTS AND REPRESENTATIONS AND WARRANTIES

         All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

19.9.    RIGHTS AND OBLIGATIONS; SEVERABILITY

         Unless otherwise expressly provided herein, each Purchaser's rights and obligations hereunder are several rights and obligations, not rights and obligations jointly held with any other Person. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

19.10.   AGENT'S FEES

         (a) The Company hereby (i) represents and warrants that the Company has not retained a finder or broker in connection with the transactions contemplated by this Agreement and (ii) agrees to indemnify and to hold the Purchasers harmless of and from any liability for commission or compensation in the nature of an agent's fee to any broker or other Person, and the costs and expenses of defending against such liability or asserted liability, including, without limitation, reasonable attorney's fees, arising from any act by the Company or any of the Company's employees or representatives.

         (b) Each Purchaser (i) severally represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and (ii) hereby severally agrees to indemnify and to hold the Company harmless from any liability for any commission or compensation in the nature of an agent's or finder's fee to any broker or other Person (and the costs, including reasonable legal fees, and expenses of defending against such liability or asserted liability) for which such Purchaser, or any of its employees or representatives, are responsible.

19.11.   EXPENSES

         (a) The Company shall bear its own expenses and legal fees incurred on its behalf with respect to the negotiation, execution and consummation of the transactions contemplated by this Agreement, and, subject to
Section 19.11(b), the Company will reimburse the Purchasers for all of the legal fees and expenses incurred by Baker & McKenzie on behalf of the Purchasers and their Affiliates with respect to the negotiation, execution and consummation of the transactions contemplated by this Agreement and the transactions contemplated hereby. In addition, subject to Section 19.11(b), the Company will reimburse each of Care Capital and Galen for up to $20,000 for legal fees and expenses which such Purchasers respectively incur with respect to the negotiation, execution and consummation of the transactions contemplated by this Agreement and the transactions contemplated hereby. Counsel for each of Essex, Care Capital and Galen shall deliver to the Company in advance of the Closing an invoice for their respective fees and expenses. Such reimbursement shall be paid on the Closing Date.

         (b) If the transactions contemplated by this Agreement are not consummated, then each party shall bear its own expenses and legal fees incurred on its behalf with respect to the negotiation, execution and consummation of the transactions contemplated by this Agreement.

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

         (c) The Company also agrees to reimburse each Purchaser for all reasonable legal fees and expenses subsequently incurred by the Purchaser and its Affiliates in connection with (i) the negotiation, execution and consummation of any amendment, waiver or consent with respect to any agreement to which the Company and the Purchaser are parties; provided, that such waiver, amendment or consent (A) is requested by the Company or (B) is required by the terms of the agreement or is required as a result of any action or inaction of the Company in violation of any such agreement, and (ii) the review of and cooperation with respect to the Proxy Statement and the conversion of the Debentures.

19.12.   JURISDICTION

         (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or United States Federal court sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party or to whose benefit it is entitled, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such United States Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Transaction Documents in the courts of any other jurisdiction.

         (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or in relation to this Agreement or any other Transaction Document to which it is a party in any such New York State or United States Federal court sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

19.13.   WAIVER OF JURY TRIAL

         EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

19.14.   CONFIDENTIALITY

         (a) Each of the Purchasers hereby agrees to keep (and to cause its Affiliates, employees, agents, attorneys, accountants and other professional advisors to keep) confidential the confidential information provided to it by or on behalf of the Company or its Subsidiaries pursuant to or in connection with the Agreement or any other Transaction Document, provided that, such information may be disclosed (i) solely in connection with the performance of the transactions contemplated by this Agreement and any other Transaction Document to (A) its Affiliates, directors, officers and employees who have a need to know such information and its agents, attorneys, accountants and other professional advisors or (B) the other Purchasers, (ii) in response to any order of any court or other governmental or administrative body or agency or as may be required by any law binding upon any of the Purchasers, (iii) in connection with the exercise of any remedies under any Transaction Document or the enforcement of rights hereunder and thereunder, (iv) with the consent of the Company or (v) to the extent such information (A) is on the date hereof, or at or before the time such disclosure becomes, publicly available other than as a result of a breach by such disclosing Person of the obligation set forth in this Agreement or (B) at or before the time of such disclosure becomes available to any Purchaser on a nonconfidential basis from a source other than the Company or its Subsidiaries, which source is not known to the recipient of such information to have breached a confidentiality agreement with the Company or its Subsidiaries in respect of such information.

         (b) Each Purchaser hereby agrees that in the event such Purchaser is requested or required other than by applicable law (by interrogatory, request for information or documents, subpoena, deposition, civil investigative demand or other process) to disclose any information pursuant to Section 19.14(a)(ii), such Purchaser will, except to the extent such notice would cause such Purchaser to be in violation of law, provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or other similar assurance to prevent disclosure of such information or waive compliance with the provisions of this Section 19.14. Such Purchaser may not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such information, provided that such Purchaser may oppose the Company's action to obtain an appropriate protective order or other reliable assurance in the event that, in connection with any action, suit or other legal or equitable proceeding (including any bankruptcy proceeding), such Purchaser reasonably believes that the failure to publicly disclose such information would materially and adversely affect such Purchaser's ability to protect or exercise its rights and remedies hereunder or under any other Transaction Document.

         (c) The Purchasers may also disclose, subject to their compliance with the requirements of Section 19.14(b), such information to the extent the Purchasers reasonably believe it is appropriate to in connection with any action, suit or other legal or equitable proceeding (including any bankruptcy proceeding) to protect or otherwise exercise their rights and remedies hereunder or under any other Transaction Document in any legal or equitable proceeding.

         (d) In furtherance to the foregoing, each of the Purchasers agrees that its right to request any information pursuant to Section 9.2(g) or to avail itself of the provisions of Section 9.6(b) shall be conditioned on its continuing compliance with the requirements of this Section 19.14.

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

19.15.   TITLES AND SUBTITLES

         The titles of the articles, sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

19.16.   COUNTERPARTS

         This Agreement may be executed in any number of counterparts, including by facsimile copy, each of which shall be deemed an original, but all of which together shall constitute one instrument.

19.17.   TERMINATION OF CERTAIN PROVISIONS

         Articles VIII, IX, X, XII, XV, XVI, XVII and XVIII of this Agreement shall terminate and be of no further force or effect immediately upon the conversion of the Debentures in accordance with their terms into Series A Preferred upon the Conversion Event.

                                   ARTICLE XX

                              CERTAIN DEFINED TERMS

         For purposes of this Agreement, the following terms have the meanings indicated (unless otherwise expressly provided herein):

         "412 Plan" means a Plan that is subject to Section 412 of the Code.

         "1940 Act" means the Investment Company Act of 1940, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the 1940 Act shall be deemed to include any corresponding provisions of future law.

         "1998 Debentures" means the 5% convertible secured debentures due March 31, 2006 (as such debentures may be supplemented, amended, or otherwise modified from time to time) issued pursuant to that certain Debenture and Warrant Purchase Agreement dated March 10, 1998 between the Company and the purchasers listed on the signature page thereto.

         "1999 Debentures" means the 5% convertible secured debentures due March 31, 2006 (as such debentures may be supplemented, amended, or otherwise modified from time to time) issued pursuant to that certain Debenture and Warrant Purchase Agreement dated May 26, 1999 between the Company and the purchasers listed on the signature page thereto.

         "2002 Debentures" means the 5% convertible secured debentures due March 31, 2006 (as such debentures may be supplemented, amended, or otherwise modified from time to time) issued pursuant to that certain Debenture Purchase Agreement dated December 20, 2002 between the Company and the purchasers listed on the signature page thereto, other than the 2003 Debentures.

         "2003 Debentures" means the 5% convertible secured debentures due March 31, 2006 (as such debentures may be supplemented, amended, or otherwise modified from time to time) purchased pursuant to that certain Debenture Purchase Agreement dated December 20, 2002 between the Company and the purchasers listed on the signature page thereto in accordance with certain Joinder Agreements dated June 16, 2003, July 1, 2003, July 15, 2003, August 5, 2003, August 19,
2003, September 5, 2003 and October 7, 2003.

         "2004 Holders" has the meaning set forth in Section 10.15 of this Agreement.

         "Accredited Investor" has the meaning specified in Rule 501(a) of Regulation D promulgated pursuant to the Securities Act.

         "Additional Investor" has the meaning specified in Section 3.1 of this Agreement.

         "Affiliate" has the meaning specified in Rule 501(b) under the Securities Act.

          "AMEX" means the American Stock Exchange.

         "Approved Accounting Firm" means any firm of independent certified public accountants reasonably acceptable to the Purchasers.

         "ARCOS" means the Automation of Reports and Consolidated Orders System which monitors the flow of DEA controlled substances from their point of manufacture to point of sale or distribution.

         "Arm's Length" means a transaction or negotiation in which each party is completely independent of the other, seeks to obtain terms which are most favorable to it and has no economic or other interest in making concessions to the other party.

         "Board of Directors" means the board of directors of the Company.

         "Bridge Lenders" means, collectively, Essex, Care Capital and the Galen Entities pursuant to the Bridge Notes.

         "Bridge Lenders' Consent" means the consent of the Bridge Lenders to surrender and convert the Bridge Notes in exchange for and into Debentures in form and substance reasonably acceptable to the Purchasers.

         "Bridge Notes" means the 2003 Debentures issued by the Company to the Bridge Lenders thereto in accordance with certain Joinder Agreements dated November 2, 2003, December 5, 2003 and December 29, 2003.

         "Change of Control" means the occurrence of any of the following: (a) the consummation of any transaction the result of which is that any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than Galen or any Affiliate thereof or any group comprised of any of the foregoing, owns, directly or indirectly, 51% of the Common Equity of the Company, (b) the Company consolidates with, or merges with or into, another

Person (other than a direct or indirect wholly owned Subsidiary) or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the Company's assets or the assets of the Company and its Subsidiaries taken as a whole to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company, as the case may be, is converted into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company, as the case may be, is converted into or exchanged for Voting Stock of the surviving or transferee corporation and the beneficial owners of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or transferee corporation immediately after such transaction, (c) the Company, either individually or in conjunction with one or more Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of, or the Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of the Company and its Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including capital stock of the Subsidiaries, to any Person (other than the Company or a wholly owned Subsidiary of the Company), or (d) during any two year period commencing subsequent to the date of this Agreement, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by the directors then still in office) who were either directors at the beginning of such period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board of Directors then in office; provided, however, that a Person shall not be deemed to have ceased being a director for such purpose if such Person shall have resigned or died or if the involuntary removal of such Person was made at the direction of Persons holding a majority in principal amount of the outstanding Debentures. For purposes of this definition, (i) the term "Common Equity" of the Company means all capital stock of the Company that is generally entitled to vote in the election of members of the Board of Directors and (ii) the term "Voting Stock" of the Company means securities of any class of capital stock of the Company entitling the holders thereof to vote in the election of members of the Board of Directors.

         "Charter Amendment" means the amended and restated Certificate of Incorporation of the Company in the form attached to this Agreement as Exhibit D.

         "Closing" means the closing of the purchase and sale of the Debentures contemplated by Section 2.1 of this Agreement to take place on the date of this Agreement. The date and time of the Closing are hereinafter referred to as the "Closing Date."

         "Code" means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Code shall be deemed to include any corresponding provisions of future law.

         "Common Stock" means the common stock, $0.01 par value, of the Company (now or hereafter issued).

         "Company Debenture Collateral" has the meaning specified in Section
2.2.

         "Company General Security Agreement" means that certain Company General Security Agreement of even date herewith by and between the Company and Galen, as agent for the Purchasers, a copy of which is attached to this Agreement as Exhibit E, as such agreement may be supplemented, amended or otherwise modified from time to time in accordance with its terms.

         "Company Refusal Period" has the meaning specified in Section 18.3 of this Agreement.

         "Company Reports" means, collectively, (a) the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 2002, and (b) the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 2003.

         "Company Waiver Period" has the meaning specified in Section 18.3 of this Agreement.

         "Conversion Agreement" means that certain Debenture Conversion Agreement of even date herewith by and among the Company, Purchasers and the holders of the Existing Debentures, a copy of which is attached to this Agreement as Exhibit F, as such agreement may be supplemented, amended or otherwise modified from time to time in accordance with its terms.

         "Conversion Event" means the conversion of the Existing Debentures and Debentures into Preferred Stock immediately upon the filing by the Company of the documents necessary to create the Preferred Stock.

         "Co-Sale Right" has the meaning specified in Section 18.4 of this Agreement.

         "Co-Sale Seller" has the meaning specified in Section 18.4 of this Agreement.

         "CSA" means Controlled Substances Act, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the CSA shall be deemed to include any corresponding provisions of future law.

         "D&O Insurance" means "directors and officers" insurance.

         "DEA" means the United States Drug Enforcement Administration.

         "Debentures" has the meaning specified in the Preliminary Statements.

         "Debenture and Warrant Dilution Waiver" means the consent of the holders of the Existing Debentures to the waiver of the anti-dilution provisions contained in certain Equity Securities held by the holders of the Existing Debentures in form and substance reasonably acceptable to the Purchasers.

         "Default Notice" has the meaning specified in Section 12.1(c) of this Agreement.

         "Designee" means any member of the Board of Directors designated by the Purchasers as provided in Section 9.7 of this Agreement

         "Equity Securities" means, collectively, (a) any shares of Common Stock, (b) any shares of Preferred Stock, (c) any other equity security of the Company, (d) any debt security of the Company which by its terms is convertible into or exchangeable for, with or without consideration, any equity security of the Company, (e) any security of the Company that is a combination of debt and equity, or (f) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity security or any such debt security of the Company.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of ERISA shall be deemed to include any corresponding provisions of future law.

         "ERISA Affiliates" means (a) any corporation which at any time on or before the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company, its Subsidiaries, or any ERISA Affiliate; (b) any partnership, trade or business (whether or not incorporated) which at any time on or before the Closing Date is or was under common control (within the meaning of Section 414(c) of the Code) with the Company, its Subsidiaries, or any ERISA Affiliate; and (c) any entity which at any time on or before the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company, its Subsidiaries or any ERISA Affiliate, or any corporation described in clause (a) or any partnership, trade or business described in clause (b) of this paragraph.

         "Event of Default" has the meaning specified in Section 12.1 of this Agreement.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Exchange Act shall be deemed to include any corresponding provisions of future law.

         "Excluded Securities" has the meaning specified in Section 17.1(f) of this Agreement.

         "Existing 1998 Debentureholders" means the holders of the 1998 Debentures.

         "Existing 2002 Debentureholders" means the holders of the 2002 Debentures.

         "Existing Debenture Amendments" means amendments to each of the Debenture and Warrant Purchase Agreements pursuant to which the Existing Debentures were issued, duly executed by the Company and each holder of the Existing Debentures.

         "Existing Debentureholders" means the holders of the Existing
Debentures.

         "Existing Debentures" means, collectively, the 1998 Debentures, the 1999 Debentures, the 2002 Debentures, and the 2003 Debentures, as such debentures may be supplemented, amended or otherwise modified from time to time, including, without limitation, by the Existing Debenture Amendments.

          "Existing Debentureholders Consent" means the consent of the Existing Debentureholders to waive the Indebtedness, lien, registration rights, and charter amendment restrictions contained in each of the Debenture and Warrant Purchase Agreements pursuant to which the Existing Debentures were issued.

         "Existing Debentureholders Waiver" means the Consent, Waiver and Forbearance under the Debentureholders Agreement to be signed by each of the Existing Debentureholders prior to the Closing Date.

         "FDA" means the United States Food and Drug Administration.

         "FDC Act" means the federal Food, Drug, and Cosmetic Act, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the FDC Act shall be deemed to include any corresponding provisions of future law.

         "First Refusal Holders" means, collectively, (a) the holders of the Debentures, (b) the Existing 1998 Debentureholders, (c) the Existing 2002 Debentureholders, and (d) the Old Common Holders.

         "GAAP" means generally accepted accounting principles in the United States.

         "Galen Entities" means, collectively, (a) Galen, (b) Galen Partners International III, L.P., and (c) Galen Employee Fund III, L.P.

          "Guaranties" means the Continuing Unconditional Secured Guaranties of each of the Guarantors substantially in the form of Exhibit G attached hereto.

         "Guarantor Debenture Collateral" has the meaning specified in Section
2.4 of this Agreement.

         "Guarantors" means Houba, Inc. and Axiom Pharmaceutical Corporation.

         "Guarantors Security Agreement" means that certain Guarantors General Security Agreement of even date herewith by and among the Guarantors and Galen, as agent for the Purchasers, a copy of which is attached to this Agreement as Exhibit H, as such agreement may be supplemented, amended or otherwise modified from time to time in accordance with its terms.

         "Holder Notice" has the meaning specified in Section 18.3 of this Agreement.

         "Holder Refusal Period" has the meaning specified in Section 18.3 of this Agreement.

         "Holder's Portion" means, for purposes of Section 18.4 of this Agreement, an amount determined by multiplying, (a) in the case of a sale of shares of the Preferred Stock or Common Stock by the Selling Security Holder, the number of shares of Preferred Stock or Common Stock equal to the shares of Preferred Stock or Common Stock proposed to be sold in the Transfer, multiplied by a fraction, (i) the numerator of which shall be the number of shares of Common

Stock owned by a Holder (inclusive of all Common Stock underlying the Debentures or Preferred Stock) and (ii) the denominator of which shall be the sum of (1) the Company's outstanding shares of Common Stock, plus (2) the Common Stock underlying the Debentures, the Existing Debentures and the Preferred Stock, and
(b) in the case of the proposed sale of Existing Debentures or Debentures by such Selling Security Holder, the principal amount of the Existing Debentures or Debentures proposed to be sold in the Transfer multiplied by a fraction, the numerator of which shall be the aggregate principal amount of the Existing Debentures and Debentures owned by a Holder and the denominator of which shall be the aggregate principal amount of the Company's outstanding Existing Debentures and Debentures.

         "Holders" shall mean the Purchasers or any Person to whom a Purchaser or transferee of a Purchaser has assigned, transferred or otherwise conveyed any Debenture.

         "Holder Waiver Period" has the meaning specified in Section 18.3 of this Agreement.

         "Immaterial Subsidiary" means The Medi-Gum Corporation.

          "Indebtedness" means and includes (a) all items which would be included on the liability side of a balance sheet (but also shall include any "off-balance sheet financings") of the Company (or a Subsidiary) as of the date on which indebtedness is to be determined, excluding capital stock, surplus, capital and earned surplus reserves, which, in effect, were appropriations of surplus or offsets to asset values (other than reserves in respect of obligations, the amount, applicability or validity of which is, at such date, being contested in good faith by the Company or a Subsidiary, as applicable), deferred credits of amounts representing capitalization of leases; (b) the full amount of all indebtedness of others guaranteed or endorsed (otherwise than for the purpose of collection) by the Company (or a Subsidiary) for which the Company (or a Subsidiary) is obligated, contingently or otherwise, to purchase or otherwise acquire, or for the payment or purchase of which the Company (or a Subsidiary) has agreed, contingently or otherwise, to advance or supply funds, or with respect to which the Company (or a Subsidiary) is contingently liable, including, without limitation, indebtedness for borrowed money and indebtedness guaranteed or supported indirectly by the Company (or a Subsidiary) through an agreement, contingent or otherwise (i) to purchase the indebtedness, or (ii) to purchase, sell, transport or lease (as lessee or lessor) property, or to purchase or sell services at prices or in amounts designed to enable the debtor to make payment of the indebtedness or to assure the owner of the indebtedness against loss, or (iii) to supply funds to or in any other manner invest in the debtor; and (c) indebtedness secured by any mortgage, pledge, security interest or lien whether or not the indebtedness secured thereby shall have been assumed. "Indebtedness" will not mean and include any indebtedness (1) in respect to which monies sufficient to pay and discharge the same in full shall have been deposited with a depositary, agency or trustee in trust for the payment thereof, or (2) as to which the Company (or Subsidiary) is in good faith contesting, provided that an adequate reserve therefore has been set up on the books of the Company or any of its consolidated Subsidiaries.

         "Independent Committee" has the meaning specified in Section 6.14 of this Agreement.

         "Intellectual Property Rights" means any and all patents, patent applications, trademarks, copyrights, trademark registrations and applications therefore, patent, trademark or trade name licenses, service marks, domain names, contracts with employees or others relating in whole or in part to disclosure, assignment or patenting of any inventions, discoveries, improvements, processes, formulae or other know-how, and all patent, trademark or trade names or copyright licenses which are in force.

         "Investors Rights Agreement" means that certain Investors Rights Agreement of even date herewith by and among the Company, Purchasers and the holders of the Existing Debentures, a copy of which is attached to this Agreement as Exhibit I, as such agreement may be supplemented, amended or otherwise modified from time to time in accordance with its terms.

         "IRS" means the Internal Revenue Service.

          "Joinder Agreement" means a Joinder Agreement in the form attached to this Agreement as Exhibit J, as such agreement may be supplemented, amended or otherwise modified from time to time in accordance with its terms.

         "Leased Property" has the meaning specified in Section 4.20 of this Agreement.

         "Leases" any lease and sublease agreements, as amended to date, relating to the Owned Property and the Leased Property.

         "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, judgment, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental entity.

          "Liquidation Event" has the meaning specified in the Charter
Amendment.

         "Losses" means any claims, losses, damages, liabilities (or actions in respect thereof), obligations, penalties, awards, judgments, expenses (including, without limitation, reasonable fees and expenses of counsel) or disbursements.

         "Material Adverse Effect" means (a) a material adverse effect on, or change in, the business, prospects, properties, operations, condition (financial or other) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) a material adverse effect on (i) the ability of the Company or any of the Guarantors to perform its respective obligations or (ii) the rights or remedies of any Purchaser under any Transaction Document.

         "Minimum Offering Threshold" has the meaning specified in Section 17.1(a) of this Agreement.

          "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

         "New York Act" means the New York Business Corporation Law, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the New York Act shall be deemed to include any corresponding provisions of future law.

         "Noteholder Agreement" means that certain Noteholder Agreement of even date herewith by and among the Company and the other parties thereto, as such agreement may be supplemented, amended or otherwise modified from time to time in accordance with its terms.

         "Notice of Acceptance" has the meaning specified in Section 17.1(c) of this Agreement.

         "Offer" has the meaning specified in Section 17.1(a) of this Agreement.

         "Offered Price" has the meaning specified in Section 18.2 of this Agreement.

         "Offered Securities" means the number of Restricted Securities set forth in a Seller Notice which a Holder proposes to Transfer.

         "Old Common Holders" means the holders of shares of Preferred Stock or Common Stock issued upon the conversion of the Existing 1998 Debentures or Existing 2002 Debentures (provided any Existing 1998 Debentures and Existing 2002 Debentures remain outstanding and the shares of Preferred Stock or Common Stock received upon conversion have not been sold, transferred or otherwise disposed of).

         "Owned Property" has the meaning specified in Section 4.20 of this Agreement.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "PCB" means polychlorinated biphenyls.

         "Permitted Liens" means the liens listed in Section 10.3(l) of the Schedule of Exceptions.

         "Permitted Transfers" means, collectively, (a) any Transfer of Restricted Securities by a Holder who is an individual to such Holder's spouse, lineal descendant or antecedent, father, mother, brother or sister of such Holder, the adopted child or adopted grandchild of such Holder, or the spouse of any child, adopted child, grandchild or adopted grandchild of such Holder, or to a trust or trusts or other entity (including family limited partnerships or family limited liability companies) for the exclusive benefit of or exclusively controlled by such Holder or such Holder's family members as described in this clause (a), or Transfers of Restricted Securities by the Holder by devise or descent so long as such Transfer complies with Section 18.1 of this Agreement;
(b) any Transfer of Restricted Securities by a Holder made pursuant to (i) a merger or consolidation of the Company with or into another corporation or corporations, or (ii) the winding up and dissolution of the Company; and (c) any Transfer of Restricted Securities by a Holder which is an entity to its Affiliates, partners, limited partners, members or stockholders or any Transfers to a family member or trust as described in clause (a) above of such partner, limited partner, member or stockholder so long as such Transfer complies with
Section 18.1 of this Agreement.

         "Person" means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Plan" has the meaning specified in Section 4.18(a) of this Agreement.

         "Preferred Stock" means the Series A Preferred, the Series B Preferred, the Series C-1 Preferred, the Series C-2 Preferred and the Series C-3 Preferred.

         "Proposed Transferee" has the meaning specified in Section 18.2 of this Agreement.

         "Proxy Statement" has the meaning specified in Section 9.15 of this Agreement.

         "Purchase Right" has the meaning specified in Section 18.3 of this Agreement.

         "Refused Securities" has the meaning specified in Section 17.1(d) of this Agreement.

         "Registration Rights Agreement" means that certain Amended and Restated Registration Rights Agreement dated the date of this Agreement by and among the Company, Watson, the holders of the 1998 Debentures, the holders of the 1999 Debentures, the holders of the 2002 Debentures, and the other parties listed on
Schedule 1 thereto, as such agreement may be supplemented, amended or otherwise modified from time to time in accordance with its terms, including, without limitation, by the amendment to such agreement of even date herewith.

         The terms "register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

         "Restricted Securities" means any shares of the Preferred Stock or Common Stock or any Existing Debentures or Debentures owned by a Holder.

         "Schedule of Exceptions" means the Schedule of Exceptions attached to this Agreement as Exhibit K.

         "SEC" means the Securities and Exchange Commission.

         "SEC Reports" means any reports, statements, releases or other documents required to be filed by the Company with the SEC under the Exchange Act.

         "Securities Act" means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

         "Security Interest Termination Date" means the first date on which each of the following events shall have occurred: (a) the occurrence of the Conversion Event, and (b) Galen, acting as agent for the Purchasers under the applicable Transaction Documents, shall have delivered written notification to the Company and the Guarantors of the satisfaction of the condition in subsection (a) above.

         "Seller Notice" has the meaning specified in Section 18.2 of this Agreement.

         "Selling Security Holder" has the meaning specified in Section 18.2 of this Agreement.

         "Senior Notes" means that certain Amended and Restated Note in the principal amount of $5,000,000 issued by the Company as of the date hereof pursuant to the Watson Term Loan, and any other promissory notes issued by the Company pursuant to the Watson Term Loan from time to time.

         "Series A Preferred" means the Series A Convertible Preferred Stock, $.01 par value, of the Company (now or hereafter issued).

         "Series B Preferred" means the Series B Convertible Preferred Stock, $.01 par value, of the Company (now or hereafter issued).

         "Series C-1 Preferred" means the Series C-1 Convertible Preferred Stock, $.01 par value, of the Company (now or hereafter issued).

         "Series C-2 Preferred" means the Series C-2 Convertible Preferred Stock, $.01 par value, of the Company (now or hereafter issued).

         "Series C-3 Preferred" means the Series C-3 Convertible Preferred Stock, $.01 par value, of the Company (now or hereafter issued).

         "Shares" means the shares of Series A Preferred and Common Stock which may be issued upon conversion of all or a portion of the principal amount of the Debentures. The term "Shares" does not include any other shares of Series A Preferred, Common Stock or other capital stock of the Company.

         "Solvent" means, with respect to each Guarantor on a particular date, that on and as of such date (a) the fair market value of the assets of such Guarantor is greater than the total amount of liabilities (including, without limitations, contingent liabilities) of such Guarantor, (b) the present fair saleable value of the assets of such Guarantor is greater than the amount that will be required to pay the probable liabilities of such Guarantor on its debts as they become absolute and matured, (c) such Guarantor is able to realize upon its assets, through sale, use or borrowing, and is able to pay its debts and other liabilities, including contingent obligations, as they mature, and (d) such Guarantor does not have unreasonably small capital.

         "Stockholders Meeting" means the special meeting of the Company's stockholders and Existing Debentureholders to approve the Charter Amendment.

         "Stockholders Meeting Date" means the date of the Stockholders Meeting.

         "Stock Pledge Agreement" means the Stock Pledge Agreement substantially in the form attached to this Agreement as Exhibit L hereto, as supplemented, amended or otherwise modified from time to time in accordance with its terms.

         "Subordination Agreement" means that certain Subordination Agreement of even date herewith by and among the Company, the Purchasers, the holders of the Existing Debentures and certain other parties signatory thereto, a copy of which is attached to this Agreement as Exhibit M, as supplemented, amended or otherwise modified from time to time in accordance with its terms.

         "Subsidiary" means any entity in which the Company owns securities having a majority of the voting power in the election of directors or persons serving equivalent functions.

         "Term Sheet" means that certain Confidential Private Place Term Sheet dated January 10, 2004 prepared by the Company and delivered to the Purchasers.

         "Termination Date" means the earlier of (a) the 120th day following the date of this Agreement, or (b) the Conversion Event.

         "Transaction Documents" means, collectively, (a) this Agreement, (b) the Debentures, (c) the Conversion Agreement, (d) the Charter Amendment, (e) the Investors Rights Agreement, (f) the Voting Agreement, (g) the Registration Rights Agreement; (h) the Subordination Agreement; (i) the Company General Security Agreement, (j) the Guaranties, (k) the Guarantors Security Agreement,
(l) the Stock Pledge Agreement, (m) the Existing Debentureholder Consent, (n) the Existing Debentureholder Waiver, (o) the Debenture and Warrant Dilution Waiver, (p) the Joinder Agreement, (q) the Watson Term Loan, (r) the Senior Notes, (s) the Noteholder Agreement; (t) the Watson Umbrella Agreement, and (u) the Bridge Lenders' Consent.

         "Transfer" means and includes any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, including, without limitation, Permitted Transfers.

         "Unfunded Pension Liability" means, as of any determination date, the amount, if any, by which the present value of all benefit liabilities (as that term is defined in Section 4001(a)(16) of ERISA) of a plan subject to Title IV of ERISA exceeds the fair market value of all assets of such plan, all determined using the actuarial assumptions that would be used by the PBGC in the event of a termination of the plan on such determination date.

         "Voting Agreement" means the Voting Agreement in substantially the form attached to this Agreement as Exhibit I, as such agreement may be supplemented, amended or otherwise modified from time to time in accordance with its terms.

         "Warrant Holders" means the holders of the Company's Common Stock purchase warrants.

         "Watson" means Watson Pharmaceuticals, Inc., a Nevada corporation.

         "Watson Umbrella Agreement" means the Umbrella Agreement dated the date of this Agreement by and among the Company, Watson, Essex, Care Capital, the Galen Entities and the other signatories thereto, in form and substance reasonably acceptable to the Purchasers.

         "Watson Term Loan" means that certain Term Loan Agreement dated March 29, 2000 by and between the Company and Watson, as such agreement may be supplemented, amended or otherwise modified from time to time in accordance with its terms, including, without limitation, by the amendment to the Watson Term Loan as of the date hereof.

          "Withdrawal Liability" has the meaning specified in Section 4201 of ERISA.

                           [SIGNATURE PAGES TO FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have executed this Debenture and Share Purchase Agreement as of the date first written above.

                                     HALSEY DRUG CO., INC.

                                     By:________________________________
                                        Name:
                                        Title:

GALEN PARTNERS III, L.P.                    CARE CAPITAL INVESTMENTS II, LP
By: Claudius, L.L.C., General Partner       By: Care Capital II, LLC, as
610 Fifth Avenue, 5th Fl.                   general partner
New York, New York 10019                    47 Hulfish St., Suite 310
                                            Princeton, NJ 08542

                                            By:_________________________________
___________________________________         Name:  David R. Ramsay
By: Srini Conjeevaram                       Title: Authorized Signatory
Its: General Partner

GALEN PARTNERS INTERNATIONAL, III, L.P.     ESSEX WOODLANDS HEALTH
By: Claudius, L.L.C., General Partner       VENTURES V, L.P.
610 Fifth Avenue, 5th Floor                 190 South LaSalle Street, Suite 2800
New York, New York 10020                    Chicago, IL 60603

___________________________________         ____________________________________
By: Srini Conjeevaram                       By: Immanuel Thangaraj
Its: General Partner                        Its: Managing Director

GALEN EMPLOYEE FUND III, L.P.               DENNIS ADAMS
By: Wesson Enterprises, Inc.                120 Kynlyn Road
610 Fifth Avenue, 5th Floor                 Radnor, Pennsylvania 19312
New York, New York 10020

___________________________________         ____________________________________
By: Bruce F. Wesson
Its: General Partner

MICHAEL WEISBROT                            SUSAN WEISBROT
1136 Rock Creek Road                        1136 Rock Creek Road
Gladwyne, Pennsylvania 19035                Gladwyne, Pennsylvania 19035

___________________________________         ____________________________________

PETER STIEGLITZ                             GEORGE E. BOUDREAU
RJ Palmer LLC                               222 Elbow Lane
156 West 56th Street, 5th Floor             Haverford, PA 19041
New York, New York 10019
___________________________________         ___________________________________

JOHN E. HEPPE, JR.
237 W. Montgomery Avenue
Haverford, Pennsylvania 19041

___________________________________

                                    EXHIBIT A

                                FORM OF DEBENTURE

                                  See attached.

                                    EXHIBIT B

                             LIST OF PURCHASERS AND

                            ALLOCATION OF DEBENTURES

                                  See attached.

                                    EXHIBIT C

                                  LEGAL OPINION

                                  See attached.

                                    EXHIBIT D

                                CHARTER AMENDMENT

                                  See attached.

                                    EXHIBIT E

                       COMPANY GENERAL SECURITY AGREEMENT

                                  See attached.

                                    EXHIBIT F

                              CONVERSION AGREEMENT

                                  See attached.

                                    EXHIBIT G

                               GUARANTY AGREEMENT

                                  See attached.

                                    EXHIBIT H

                          GUARANTORS SECURITY AGREEMENT

                                  See attached.

                                    EXHIBIT I

                           INVESTORS RIGHTS AGREEMENT

                                  See attached.

                                    EXHIBIT J

                                JOINDER AGREEMENT

                                  See attached.

                                    EXHIBIT K

                             SCHEDULE OF EXCEPTIONS

                                  See attached.

                                    EXHIBIT L

                             STOCK PLEDGE AGREEMENT

                                  See attached.

                                    EXHIBIT M

                             SUBORDINATION AGREEMENT

                                  See attached.

                                    EXHIBIT N

                                VOTING AGREEMENT

                                  See attached.

                              HALSEY DRUG CO., INC.

                                  $ 14,000,000

                      CONVERTIBLE SENIOR SECURED DEBENTURE

                              HALSEY DRUG CO., INC.

                          DEBENTURE PURCHASE AGREEMENT

                          DATED AS OF FEBRUARY 6, 2004